Filed pursuant to Rule 424(b)(4)
Registration No. 333-223235

Prospectus
3,940,000 shares
CLASS A COMMON STOCK
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We are offering 3,243,685 shares of Class A common stock of Hamilton Lane Incorporated. We intend to use the proceeds from our sale of shares of Class A common stock under this prospectus to settle in cash exchanges of 3,243,685 membership units in Hamilton Lane Advisors, L.L.C. (“HLA”) by certain of its members. The selling stockholders named in this prospectus are offering 696,315 shares of our Class A common stock. We will not receive any proceeds from the sale of Class A common stock by the selling stockholders.
Our Class A common stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “HLNE”. The last reported sale price of our Class A common stock on February 28, 2018 was $34.94 per share. We have two classes of common stock: Class A common stock and Class B common stock. Each share of Class A common stock entitles its holder to one vote on all matters presented to our stockholders. Each share of Class B common stock entitles its holder to ten votes on all matters presented to our stockholders. All of our Class B common stock is held by the Class B Holders (as defined herein) on a one-for-one basis with the number of Class B units (as defined herein) of HLA they own. See “Prospectus Summary.”

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.
Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 30 of this prospectus and page 39 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, incorporated by reference herein.

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	Per Share	Total
Public offering price of Class A common stock	$34.25	$134,945,000
Underwriting discount (1)	$1.455625	$5,735,163
Proceeds to us, before expenses	$32.794375	$106,374,622
Proceeds to the selling stockholders, before expenses	$32.794375	$22,835,215

(1)	We have also agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting” for a description of all compensation payable to the underwriters.
We have granted the underwriters an option for a period of 30 days to purchase up to 591,001 additional shares of Class A common stock on the same terms and conditions set forth above.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered under this prospectus, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of our Class A common stock to investors on or about March 5, 2018.

J.P. Morgan		Morgan Stanley

Goldman Sachs & Co. LLC	Keefe, Bruyette & Woods A Stifel Company	Wells Fargo Securities
Freeman & Co. Securities

February 28, 2018

Neither we, the selling stockholders, nor the underwriters have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that any other person may give you. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: we, the selling stockholders and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States. See “Underwriting.”

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This prospectus includes certain information regarding the historical performance of our specialized funds and customized separate accounts. An investment in shares of our Class A common stock is not an investment in our specialized funds or customized separate accounts. In considering the performance information relating to our specialized funds and customized separate accounts contained herein, prospective Class A common stockholders should bear in mind that the performance of our specialized funds and customized separate accounts is not indicative of the possible performance of shares of our Class A common stock and is also not necessarily indicative of the future results of our specialized funds or customized separate accounts, even if fund investments were in fact liquidated on the dates indicated, and there can be no assurance that our specialized funds or customized separate accounts will continue to achieve, or that future specialized funds and customized separate accounts will achieve, comparable results.

The Company’s fiscal year ends on March 31. Unless otherwise indicated, references in this prospectus to a particular fiscal year are to the fiscal year ending March 31 of that year, e.g., references to “fiscal 2017” or our “2017 fiscal year” are to the fiscal year ended March 31, 2017.

Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the option to purchase up to an additional 591,001 shares of Class A common stock.

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are owned by us or licensed by us. We also own or have the rights to copyrights that protect the content of our solutions. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, trade names and copyrights.
This prospectus may include trademarks, service marks or trade names of other companies. Our use or display of other parties’ trademarks, service marks, trade names or products is not intended to, and does not imply a relationship with, or endorsement or sponsorship of us by, the trademark, service mark or trade name owners.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets that we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Forward-Looking Statements” in this prospectus and in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed with the Securities and Exchange Commission (the “SEC”) on June 27, 2017 (the “2017 Form 10-K”) and incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. You should read the entire prospectus carefully before making an investment decision, as well as the information in our 2017 Form 10-K, our subsequent Quarterly Reports on Form 10-Q and other information incorporated by reference in this prospectus, before making an investment decision.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “Company,” “Hamilton Lane” and similar terms refer (i) for periods prior to the reorganization transactions entered into in connection with our initial public offering (“IPO”) described under “Prospectus Summary—Organizational Structure,” to Hamilton Lane Advisors, L.L.C. and its consolidated subsidiaries and (ii) for periods beginning on the date of and after such reorganization transactions, to Hamilton Lane Incorporated and its consolidated subsidiaries. As used in this prospectus, (i) the term “HLA” refers to Hamilton Lane Advisors, L.L.C. for all periods and (ii) the terms “Hamilton Lane Incorporated” and “HLI” refer solely to Hamilton Lane Incorporated, a Delaware corporation, and not to any of its subsidiaries.
We are a global private markets investment solutions provider with over $50 billion of assets under management (“AUM”) and over $374 billion of assets under advisement (“AUA”). We work with our clients to conceive, structure, build out, manage and monitor portfolios of private markets funds and direct investments, and we help them access a diversified set of such investment opportunities worldwide. Our clients are principally large, sophisticated, global investors that rely on our private markets expertise, deep industry relationships, differentiated investment access, risk management capabilities, proprietary data advantages and analytical tools to navigate the increasing complexity and opacity of private markets investing. While some maintain their own internal investment teams, our clients look to us for additional expertise, advice and outsourcing capabilities. We were founded in 1991 and have been dedicated to private markets investing for more than two decades. We currently have approximately 340 employees, including over 100 investment professionals, operating in 15 offices throughout the United States and in London, Hong Kong, Munich, Rio de Janeiro, Seoul, Sydney, Tel Aviv and Tokyo. A significant majority of our employees have equity interests in our Company.
We offer a variety of investment solutions to address our clients’ needs across a range of private markets, including private equity, private credit, real estate, infrastructure, natural resources, growth equity and venture capital. These solutions are constructed from a range of investment types, including primary investments in funds managed by third-party managers, direct/co-investments alongside such funds and acquisitions of secondary stakes in such funds, with a number of our clients utilizing multiple investment types. These solutions are offered in a variety of formats covering some or all phases of private markets investment programs:

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Customized Separate Accounts: We design and build customized portfolios of private markets funds and direct investments to meet our clients’ specific portfolio objectives with regard to return, risk tolerance, diversification and liquidity. We generally have discretionary investment authority over our customized separate accounts, which comprised approximately $41 billion of our AUM as of December 31, 2017.

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Specialized Funds: We organize, invest and manage specialized primary, secondary and direct/co-investment funds. Our specialized funds invest across a variety of private markets and include equity, equity-linked and credit funds offered on standard terms as well as shorter duration, opportunistically oriented funds. We launched our first specialized fund in 1997, and our product offerings have grown steadily, comprising approximately $10 billion of our AUM as of December 31, 2017.

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Advisory Services: We offer investment advisory services to assist clients in developing and implementing their private markets investment programs. Our investment advisory services include asset allocation, strategic plan creation, development of investment policies and guidelines, the screening and recommending of investments, legal negotiations, the monitoring of and reporting on investments and investment manager review and due diligence. Our advisory clients include some of the largest and most sophisticated private markets investors in the world. We had approximately $374 billion of AUA as of December 31, 2017.

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Distribution Management: We offer distribution management services to our clients through active portfolio management to enhance the realized value of publicly traded stock they receive as distributions from private equity funds. As of December 31, 2017, we have managed nearly $4 billion worth of private equity distributions since April 1, 2013.

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Reporting, Monitoring, Data and Analytics: We provide our clients with comprehensive reporting and investment monitoring services, usually bundled into our broader investment solutions offerings, but occasionally on a stand-alone, fee-for-service basis. Private markets investments are unusually difficult to monitor, report on and administer, and our clients are able to benefit from our sophisticated infrastructure, which provides real-time access to reliable and transparent investment data, and our high-touch service approach, which allows for timely and informed responses to the multiplicity of issues that can arise. We also provide comprehensive research and analytical services as part of our investment solutions, leveraging our large, global, proprietary and high-quality database of private markets investment performance and our suite of proprietary analytical investment tools. Spanning 40 years and covering over 1,200 fund managers and over 3,400 funds, our database contains detailed information on nearly $4 trillion of private markets investments and over 50,000 portfolio companies.

Our client and investor base included over 400 institutions and intermediaries as of December 31, 2017 and is broadly diversified by type, size and geography. Our client base primarily comprises institutional investors that range from those seeking to make an initial investment in alternative assets to some of the world’s largest and most sophisticated private markets investors. As a highly customized, flexible outsourcing partner, we are equipped to provide investment services to institutional clients of all sizes and with different needs, internal resources and investment objectives. Our clients include prominent institutional investors in the United States, Europe, the Middle East, Asia, Australia and Latin America. We provide private markets solutions and services to some of the largest global pension, sovereign wealth, and U.S. state pension funds. In addition, we believe we are a leading provider of private markets solutions for U.S. labor union pension plans, and we serve numerous smaller public and corporate pension plans, sovereign wealth funds, financial institutions and insurance companies, endowments and foundations, as well as family offices and selected high-net-worth individuals.
Our intermediary clients enable us to provide our investment products to an expanded range of high-net-worth individuals and families. We have a diversified revenue stream from a variety of client types in multiple geographic regions, with no single client representing more than 5% of management and advisory fee revenues. For the year ended March 31, 2017, our top 10 clients generated approximately 26% of management and advisory fee revenues, and our top 20 clients generated approximately 39% of management and advisory fee revenues with 95% of these clients having multiple products or services with us.
A significant portion of our revenue base is recurring and is based on the long-term nature of our specialized funds and customized separate accounts, as well as long-term relationships with many of our clients, providing highly predictable cash flows. Our average customized separate account client relationship is over seven years. In addition to the stable nature of our long-term relationships, the need for our clients to continually invest additional capital to maintain or grow their private markets allocations has allowed us to continually grow our total customized separate account management fees from our existing client base. This existing client base has accounted for approximately 60% of total new customized separate account management fees over the last three fiscal years, while brand new relationships have accounted for approximately 40%. Lastly, approximately 80% of our customized separate account clients whose first investment period (typically less than two years) has expired have allocated additional capital to us. On average, these clients with multiple allocations have provided us with approximately six total allocation allotments.
Since our inception, we have experienced consistent, strong growth, which continues to be reflected in our more recent AUM and AUA growth. As of December 31, 2017, we had AUM of over $50 billion, reflecting a 14% compound annual growth rate (“CAGR”), from March 31, 2012, and our AUM increased in each fiscal year during this timeframe. We had approximately $374 billion of AUA as of December 31, 2017, reflecting a 19% CAGR from March 31, 2012. Our AUA increased in each fiscal year during this timeframe, with the exception of a 1.5% decrease at March 31, 2013 compared to March 31, 2012.
Finally, we believe that our strong culture is a key factor driving our success in developing and maintaining high-quality relationships with clients, prospects, other business partners and current and potential employees. We are proud that our culture has been recognized by several prominent trade organizations and publications through numerous awards. For example, we were one of a select group of companies named as a “Best Place to Work in Money Management” in 2017 by Pensions & Investments. Our firm is the only firm in the “Alternatives Manager” category that has appeared on this list every year since Pensions & Investments initiated this category in 2012. Additionally, the firm has received accolades from publications and organizations including Inc. (Hire Power Award: 2013; Fastest-Growing Private Companies in America: 2012 and 2017), Best Companies Group (Best Places to Work in PA: 2012-17) and the Philadelphia Business Journal (Advancing Women Company Award: 2014). We believe that our culture will continue to play an important role in supporting our future growth.
Since our IPO, we have accomplished, among other things, the following:
•We have continued to build the basis for future growth by investing in our platform and selectively expanding our team. Since the IPO, we have hired over 50 professionals across business development, client services, investment management and operations, expanding our team to approximately 340 employees worldwide. Over the same period, we increased our investment team from approximately 90 to more than 100 professionals. We continued to expand our global footprint with the addition of three new offices in Sydney, Australia, Munich, Germany, and Portland, Oregon. These new offices further enhance our reach as an organization and position us well to capture new business opportunities and higher investment deal flow driven by increased proximity to local markets.
•We continued our successful fundraising efforts and completed the raise of our latest flagship secondary fund, Hamilton Lane Secondary Fund IV, L.P., which attracted $1.9 billion in commitments, constituting our largest specialized product to date. This secondary fund came in well above its original target of $1.25 billion and is over twice the size of its predecessor fund, which we believe was driven by our access to a wide network of established relationships, data-driven insights and differentiated deal flow, as well as a track record in constructing a best-in-class secondary portfolio. We also closed our credit-focused annual series fund, Hamilton Lane Strategic Opportunities Fund 2017, on $435 million in commitments, which is more than twice the size of the prior year’s fund. Our proven ability to successfully raise funds is a key contributor to our future fee earning AUM and revenue growth.

•Our fee earning AUM have increased each quarter since our IPO, growing by approximately 11% for the nine months ended December 31, 2017. As a consequence of our increased fee earning AUM, our management and advisory fee revenues for the nine months ended December 31, 2017 grew to $146.3 million, 16% higher than the comparable prior year period. We experienced similar growth in our fee related earnings, which increased nearly 17% year over year. Looking forward, we believe our robust pipeline of new investments and fundraising along with the organic growth embedded in our existing client relationships will continue to support our attractive growth outlook for our separate account, specialized fund, advisory services and data and monitoring offerings.
•In August 2017, we closed the acquisition of Real Asset Portfolio Management, LLC (“RAPM”), an investment advisory firm focused exclusively on real assets. Established in 2011 and headquartered in Portland, Oregon, RAPM managed and advised on approximately $4 billion of real assets for institutional clients as of June 30, 2017. The acquisition of RAPM significantly expands our resources and footprint in the real asset space and broadens our private market real asset investment capabilities, a fast-growing vertical within the alternative asset management space, adding a highly regarded team of nine investment professionals while leveraging Hamilton Lane’s back office and distribution capabilities.
•We maintained our efforts to make the private markets a more transparent and efficient asset class. We partnered with Ipreo to form our joint venture Private Market Connect, which helps address the existing data challenges faced by limited partners and the information inefficiencies that exist throughout the private markets globally. Private Market Connect will focus on scaling, automating and normalizing the information flow between general partners and limited partners - ultimately resulting in straight-through processing. We believe that advancing our data-driven capabilities and services will further enhance our ability to retain clients, cater to their fast-growing investment monitoring requirements and support our cross-selling efforts of tailored investment solutions.
•We enhanced our strategic leadership and governance structure by adding two new independent board members, Ms. Leslie F. Varon and Mr. David J. Berkman, effective May 26, 2017. Ms. Varon, previously Chief Financial Officer of Xerox Corporation, and Mr. Berkman, Managing Partner of private equity firm Associated Partners, bring extensive experience in working with public companies across a variety of industries.
•Since July 2017, we have paid a quarterly cash dividend of $0.175 per share of Class A common stock. We expect our dividend policy to evolve over time in line with the earnings trajectory of our business.
These achievements highlight the ongoing execution of our strategy since our IPO. We intend to continue to build on our competitive advantages and capitalize on sustained favorable industry trends in further growing our company.

Our Market Opportunity
The alternative investing industry continues to see strong growth, with global alternative AUM reaching an all-time record of more than $7 trillion in 2014, up from approximately $1 trillion in 1999, according to the World Economic Forum’s July 2015 report Alternative Investments 2020 – The Future of Alternative Investments (“World Economic Forum Report”). PricewaterhouseCoopers, in its 2017 report Asset & Wealth Management Revolution: Embracing Exponential Change (“PwC Report”), states it expects the industry to more than double to $16.3 trillion by 2025.

Source: PwC Report
In particular, private markets AUM reached an all-time high of approximately $4 trillion in 2014, with private equity (which includes buyout and venture strategies) contributing approximately $2 trillion, according to the World Economic Forum Report. This increase in assets is driven by robust investor demand as institutional and retail investors look to diversify their portfolios to generate strong returns, reduce volatility and generate reliable income. Aggregate private markets AUM has experienced, and is expected to continue to experience, significant growth.
Several trends and developments have shaped the alternative investing industry and continue to serve as the primary drivers of our growth:
Private equity proven as a performance leader. Our proprietary database demonstrates that private equity has been a stronger-performing asset class than more traditional investments over a longer investment horizon. Over the last ten years, private equity has generally outperformed other investment classes on both an absolute and risk-adjusted basis. Our proprietary database shows that as of December 31, 2016, private equity returns have surpassed public equity returns as measured by the Russell 3000 Index in four of the last ten years, by approximately 150 basis points (“bps”) over a 10-year term and by approximately 410 bps over a 20-year term, reflecting a comparably high Sharpe ratio of 0.44 and 0.46, respectively. The Sharpe ratio is a measure for calculating risk-adjusted return and equals the average return earned in excess of the risk-free rate per unit of volatility or total risk. We believe that comparing the Sharpe ratio of private equity returns against the Sharpe ratio of other asset classes demonstrates the relative attributes of the private equity market. This attractive risk-return dynamic is one of the driving forces in the growth of private equity, as the majority of targeted investors are looking to increase allocations to this asset class. The following charts show investment return and Sharpe ratio by asset class from January 1, 2007 to December 31, 2016 and from January 1, 1997 to December 31, 2016, respectively.

Source: Hamilton Lane (May 2017). Indices used: Hamilton Lane All Private Equity with volatility de-smoothed (de-smoothing attempts to make the volatility of private equity quarterly appraisal valuations comparable to the volatility of exchange-traded asset classes); Russell 3000 Index; MSCI World ex US Index; MSCI Emerging Markets Index; Barclays Aggregate Bond Index; Credit Suisse High Yield Index; HFRI Composite Index; FTSE/NAREIT Equity REIT Index; Dow Jones-UBS Commodities Index. Geometric mean returns in USD. Assumes risk free rate of 2.8% and 4.0%, representing average yield of the 10-year treasury over the last 10 years and 20 years, respectively.

Further illustrating the outperformance of private equity, the following chart shows the pooled private equity returns for each vintage year from 1995 to 2015 (as of September 30, 2017) compared to the MSCI World public market equivalent over the same time periods. As highlighted below, pooled private equity returns for the vintage years 1995 to 2015 have had an average outperformance of over 500 bps.
Source: Hamilton Lane Fund Investment Database, MSCI (September 2017)

Increasing demand from institutional investors for private alternative investments. Robust demand for private alternative assets is driven in large part by (a) the struggle for investors to reach commonly sought target returns in excess of 6% through typical blends of public equity and fixed income investments; (b) strong performance by private markets investments relative to other asset classes; and (c) institutional investors adapting to a range of macro factors, including the aging population in developed economies and monetary policies enacted in the wake of the global financial crisis.

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Institutional investors, the dominant investor type in alternative assets, are actively managing their asset allocations and seeking alternative sources of returns in order to address these dynamics. According to McKinsey & Company’s 2017 report McKinsey Global Private Markets Review: A Routinely Exceptional Year (“2017 McKinsey Report”), the vast majority of large institutional investors are planning to either maintain or increase their alternatives allocations across private equity, real estate, infrastructure, private debt, and natural resources, as investors are increasingly embracing illiquid private markets investment strategies as a way to meet their long-term investment objectives. At the same time, smaller, less established investors are increasingly investing in private markets.

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According to the World Economic Forum’s October 2015 report Alternative Investments 2020— The Future of Alternative Investments, social systems are coming under pressure as the aging baby boom population lives longer, fueling growing pension liabilities and leaving institutions to face persistent and growing asset-liability gaps in defined benefit pension plans. In the aggregate, defined benefit plans are only 66% funded, according to the 2017 McKinsey Report, and are increasing allocations into higher-yielding alternatives to achieve the returns required to meet their obligations.

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Growth is also driven by expansion of the alternative investment management industry’s range of investing activities, particularly in the credit area. According to the World Economic Forum Report, this trend is driven by institutional investors in search of yield as well as a reduction in lending activity by banks in response to increasing regulation post-crisis. According to the World Economic Forum Report, non-bank financial actors, including alternative investors, are expected to replace banks in providing a projected $3 trillion of lending by 2018.

Shifting structure of the investing landscape and inherent economies of scale. As the investing landscape shifts toward private assets, investors are faced with disproportionate fragmentation of market players and a highly complex set of potential investing opportunities as compared to traditional public equity or credit investing. Further, increasing regulatory scrutiny on private capital investing is expected to increase investors’ focus on investment monitoring, internal controls and compliance. Taken together, these factors favor investment solutions providers who have sufficient scale and reach to offer comprehensive global outsourcing and advisory services to potential investors. We believe there is a high degree of complexity and increasing regulatory and government scrutiny within private market asset classes; therefore, future success in private markets investing will require excellence beyond investment performance, with a high premium placed on innovation in solution-based products, distribution, marketing and thought leadership.
Investors concentrating relationships among asset managers and advisors. According to McKinsey & Company’s 2014 report McKinsey on Investing, institutional investors, in particular, are moving towards focusing their relationships with money managers, advisors and solutions providers on fewer firms, each of which performs a broader array of services. This is driven by:

•	Desire to lower the expense ratio associated with investment programs.

•	Awareness that portfolios can be over-diversified by virtue of having too many managers.

•	Acknowledgment of the difficulties of building in-house resources.

•	The use of strategic partners to leverage additional knowledge and insights and to achieve quality extension of staff resources.
Rising demand for customized portfolio construction. In an era of heightened market volatility and economic uncertainty, institutional investors are increasingly reducing their exposure to traditional asset classes and strategies and to commingled structures where the actions or inactions of other investors can generate adverse and unanticipated effects. Instead, investors are allocating more capital toward customized products in search of risk-return optimization and specific investment outcomes. According to McKinsey & Company’s 2014 report The Trillion Dollar Convergence: Capturing the Next Wave of Growth in Alternative Assets, investors are gravitating towards the ability to maintain investment portfolios that achieve the low-cost beta found in index strategies, as well as the alpha generated from diversified alternatives. This shift toward customized portfolio construction allows alternatives to play a more central role in the portfolio, acting to deliver a range of specific investment objectives for investors. To this point, the separate account model is becoming increasingly prevalent as this investment structure allows investors to maintain greater control over asset-level ownership, enabling specific exposures or hedges in customized portfolios.
Similar to public markets, private markets have become more diverse, attracting investors with different investment objectives. Large, sophisticated institutions often have nuanced preferences in investment priorities, capabilities and vehicle and manager types that differ from those of smaller institutions. These different investor segments also have varying product preferences even within the private markets area, with larger investors embracing more illiquid opportunities and smaller investors seeking access to less illiquid alternatives. We believe the ability to create customized portfolios to address those varied needs is powerful, as it attracts more investors to the asset class and allows us to be a value-added partner.
Increasing importance of big data and sophisticated analytics in private markets. Data systems, and the attendant monitoring and analytical tools, in the private markets investing industry lag far behind those in others, especially the public investment markets. While public markets investors can access a wealth of data available electronically and on-demand and can utilize broad suites of cutting-edge investment monitoring and analytical tools, the private markets are hampered by data inefficiency, manual entry and a massive shortage of sophisticated portfolio reporting and advisory solutions. According to Ernst & Young’s report Have Yesterday’s Challenges Provided a Foundation for Tomorrow’s Success? (“EY Report”), firms with advanced data and analytics capabilities will be able to meet investors’ increasing demand for seamless, coordinated, rich and easy digital access with readily operable monitoring and analytical tools attached thereto. In addition, many investors now require the ability to respond transparently and quickly to reporting requests and demand enhanced risk management functions. This requires a firm-wide data infrastructure that identifies, extracts and aggregates financial data across multiple global sources. According to the EY Report, most organizations do not have an adequate technology infrastructure to respond to these escalating demands. Therefore, we believe that the ability to harness proprietary private markets data with a sophisticated technology-enabled infrastructure will increasingly become a competitive advantage.
Growth in defined contribution, retail and similar pools of investable assets seeking access to private market returns. In recent years, defined contribution retirement plans in the United States and abroad and other retail-like pools of assets have grown significantly. According to the Investment Company Institute (December 2017), U.S. defined contribution plans and IRAs grew by $9.1 trillion from 2005 through September 30, 2017, representing a CAGR of approximately 7%. As with more traditional/institutional pools of capital, these investors are also seeking higher-returning investment options than those generally perceived to be available in traditional asset classes. Large segments of the investor universe find it difficult to access private markets investment opportunities because of the scarcity of data, the relative lack of transparency and the lack of available liquidity mechanisms. Further, the structural complexity surrounding long fund lives with limited liquidity, lack of daily valuation and capital drawn as needed creates funding and administration challenges, as well as regulatory and structural impediments. In recent years, some progress has been made to bridge this gap via the creation of “liquid alternatives” vehicles and other programs. We expect that these types of investors will play an increasingly significant role in private markets fundraising in the coming years.

Our Competitive Strengths
Since our inception in 1991, we have grown to become a leading private markets solutions provider. We believe the following competitive strengths allow us to capitalize on industry trends and position us well for future growth:
Pioneering, industry-leading and full-service manager of customized separate accounts for private markets alternatives. We offer a comprehensive, full-service model to our clients who are seeking a customized solution to private markets investing. We believe we were pioneers in the private markets separate account business and understand well that private markets investors have varying risk-return appetites and specific needs across a wide range of private markets asset classes. Therefore, a one-size-fits-all approach is less desirable for these clients. According to PricewaterhouseCoopers’ 2015 report Alternative Asset Management 2020, there will be an ongoing demand by the largest institutional investors (e.g., sovereign investors) for made-to-order offerings with greater customization. We believe our dedicated client teams, comprehensive full-service model and capabilities across a broad range of private markets asset classes continue to put us at the forefront of the offerings. This is reflected in our business composition, as approximately 41% of our fiscal 2017 management and advisory fee revenues were generated from customized separate account mandates compared to 43% from specialized funds, 14% from advisory and reporting and 2% from distribution management.
We generally offer customized separate account and advisory clients a full-service, integrated approach to creating and managing private markets investment programs. These programs are unique in many ways and require specialized expertise in almost every aspect of their initiation, operation and assessment, and clients benefit from receiving a fully integrated service package. Our broad-based and deep expertise in strategic planning, structuring and setting up of investment vehicles, analysis and assessment of fund managers, portfolio construction, legal services, monitoring, reporting, benchmarking, custodial arrangements, data aggregation and customized analytics allow us to offer what essentially amounts to a “turnkey” solution to clients wishing to build private markets exposure in their investment portfolios.
Global, fully integrated and diversified private markets investment solutions. From our origins in U.S.-based buyouts and venture capital fund investing, we have expanded our capabilities over the years to encompass a full suite of private markets capabilities that span multiple countries, investment strategies and types, and risk and return profiles. This expansion has reflected our clients’ developing needs to reach more broadly across the globe and varying investment types while simultaneously focusing their relationships with asset managers on those service providers who can help them in multiple areas. In addition, the introduction of specialized funds tailored to specific geographies, to meet investors’ liquidity and risk requirements and to capitalize on certain market opportunities, has enabled investors of all sizes to broaden and, in some ways, more specifically customize their private markets portfolio.
With approximately 44% of our fiscal 2017 management and advisory fee revenues coming from clients based outside of the United States, we are well-positioned to continue to take the lead in, and benefit from, the ongoing globalization of the alternative asset management industry in general and private markets alternatives in particular. Investors are generally more willing and able to institute and manage more complete private markets investment programs in their home countries than in foreign jurisdictions. Such investment programs feature unusual risk and return characteristics, meaningful challenges to gathering and interpreting information, obstacles to identifying and building relationships with underlying managers, and complex legal, tax, regulatory and currency aspects, among other issues, all of which are more difficult to manage at a distance. With eight non-U.S. offices, we have a meaningful presence around the globe, which allows us to cover all regions that offer investable opportunities in the private markets. We serve clients and investors from over 35 countries and have deployed capital in 88 countries across a wide range of private markets investment strategies.
Demonstrated investment performance track record for our clients driven by our differentiated investment philosophy and process. Our discretionary accounts, including our specialized funds, have performed well above their benchmarks and, over the last 10 years, have outperformed the Public Market Equivalent (“PME”) by over 500 bps on a realized gross internal rate of return basis. Since their inception, our discretionary accounts have generated positive returns for our clients and have outperformed the MSCI World PME every vintage year. We believe that our investment performance success is attributable to a number of factors. These include our substantial, seasoned and dedicated investment teams, our standardized investment processes and procedures, and our global and pan-industry approach to investing, all of which leverage our significant research capabilities and our proprietary databases and analytical tools. Our teams use our leading market position, our long-standing experience in private markets investing and our vast array of relationships worldwide to source and diligence investment opportunities from around the globe and in every applicable private markets asset class. Our processes and procedures have been developed and refined over many years of experience in successful private markets investing. Our commitment to industry-agnostic measures of investment risk and global access to opportunities has allowed us to maintain a dispassionate perspective to which we credit the consistency of our investment performance. Finally, our research capabilities, databases and tools enable us to look at the private markets investment universe holistically, considering both macroeconomic and sector-wide trends as well as manager, geographic, industry and asset-specific factors.

Leading market position poised to capitalize on a large and growing market. We have a leading market position among the world’s largest institutional investors. Including all discretionary investments and commitments made by us, non-discretionary client commitments into our broadly recommended funds, and non-discretionary client commitments into funds for which we have written the client-specific report and have an existing relationship with the general partner or the fund, in 2016 we directed or significantly influenced approximately $24.7 billion in primary private market investments, approximately $1.2 billion in private market co-investments and approximately $0.7 billion in secondary private market investments. This totals approximately $27 billion of private markets investments, which we believe is more than any other institution or intermediary in the world. Several of our advisory clients rank among the largest private markets limited partners in the world, and as a result of our significant AUM and AUA, we have strong access to the world’s leading fund managers across a multitude of investment strategies. We believe we influence more primary commitments to private equity funds globally than any other market participant. This also translates into our ability to negotiate attractive investment terms for our clients as well as unique and proprietary deal flow, which benefits our specialized fund program. Our leading market position, large capital scale, global footprint and customized investment solutions cater well to the strengthening of our market share in the alternative asset management sector.
Preeminent data and analytics capabilities driven by scale and information advantage. Our deep industry knowledge allows expert navigation of an increasingly complex menu of alternative investment options. Given our long history in the market, we believe we have developed one of the largest sets of data in the industry, reflecting nearly four decades of private markets fund investments. This contrasts with the lack of efficient data systems and sophisticated portfolio and advisory solutions in the private markets investment industry more broadly and provides us with a competitive advantage. Our extensive proprietary data and analytics drive our investment selection decisions and deliver highly customized insights and services to our clients. Our dedicated research team leverages our proprietary database to provide our clients with valuable insights by performing in-depth quantitative analysis. Covering over 1,200 fund managers and over 3,400 funds, our database contains detailed information on nearly $4 trillion of private markets investments and over 50,000 portfolio companies. Our ability to deploy our data advantage by providing real-time information through our technology-driven reporting and analytics infrastructure delivers our clients a differentiated set of transparent and highly valued data services. These services enhance our ability to retain clients and foster client relationships, which further supports our cross-selling efforts of tailored investment solutions.
In addition to continually expanding our own database, we develop strategic partnerships with, and opportunistically seek minority stakes in, innovative solutions providers such as iLevel (data collection and reporting), Private Market Connect (data collection and management), DealCloud (investment workflow management), Black Mountain (allocation software) and Bison Cobalt (benchmarking and diligence).
Well-diversified platform and client base. We have a broad set of capabilities to serve large and sophisticated institutions and smaller institutions alike, each having different needs in investment priorities and services. Our clients are well diversified by type, size and geography, and we believe that many of our clients’ programs are among the best private markets programs in the world. Our revenues stem from various asset types in multiple geographic regions, with no single client representing more than 5% of management and advisory fee revenues. For the year ended March 31, 2017, our top 10 clients generated approximately 26% of management and advisory fee revenues, and our top 20 clients generated approximately 39% of management and advisory fee revenues.
Highly attractive financial profile with strong growth trajectory. We participate in an industry that is growing. Given our leading market position and strong reputation in investing and client service, our goal is to exceed the industry’s growth rate, driving continued expansion of our recurring fee revenue base in customized separate accounts and specialized funds. Our earnings model has been tested through different economic cycles. The long-lived, stable nature of our capital enhances the resiliency of our business model and leads to highly visible and recurring revenue streams. For example, we were able to deliver revenue and operating earnings growth throughout the 2008-2009 global financial crisis. We grew revenues from approximately $50 million for the year ended March 31, 2007 to approximately $180 million for the year ended March 31, 2017. We continued this growth trajectory in the first nine months of fiscal 2018 with total revenues up 25% compared to the prior year period.
Seasoned management team aligned with investors and award-winning culture. We have an experienced global team of over 100 investment professionals that is focused solely on private markets investing. Our senior management team averages 24 years of investment experience, 12 years of tenure together at Hamilton Lane and over 20 years in the private markets industry. Our management and employees are aligned with investors through ownership, with approximately two-thirds management and employee ownership and a significant majority of our employees having an equity interest in our Company. We also have an award-winning corporate culture. We were one of 61 companies named as a “Best Place to Work in Money Management” in 2017 by Pensions & Investments and the only firm in the “Alternatives Manager” category that has appeared on this list every year since the category’s inception in 2012. As of December 31, 2017, approximately 40% of our employees were women. This strong representation of women in our workforce led the Forum of Executive Women to recognize us as a Top Global Company for the Professional Advancement of Women.

Business Strategy
The alternative investment industry has experienced significant and consistent growth, which we expect to continue and contribute to our future growth. Given our leading market position and strong reputation in investing and client service, our objective is to continue to leverage the following strategic advantages to exceed the industry growth rate.
Develop innovative private markets solutions. Many of our clients engage us because of our ability to create customized programs that meet their particular investment needs and provide access to a broad spectrum of private markets investment opportunities. We believe that a broad range of solutions across almost every private markets asset class enables us to remain a leader in structuring private markets investment portfolios and to continue to provide the best solutions for our existing and future clients. We intend to continue to meet our clients’ demands for alternative investments via primary, secondary and direct/co-investment opportunities, which provide attractive return characteristics, as well as innovative specialized fund products, while at the same time allowing us to benefit from economies of scale. In addition, we intend to expand into adjacent asset classes, which will allow us to further broaden our solutions capabilities, diversify our business mix and allow us to benefit from growth in private markets asset classes, such as private debt.
Expand distribution channels. We continue to build a scalable, cost-effective global institutional sales organization, which provides us with a strong local presence in several markets. Our sales organization comprises a 50-person team across our business development and product groups dedicated to marketing our services and products globally. In addition, we intend to increase our profile with influential intermediaries that advise individual and institutional clients, particularly small and medium-sized institutions and high-net-worth families and family offices. We may also enter into strategic distribution partnerships with financial institutions in certain geographical regions and market sectors to gain access to their captive client bases. As we continue to explore different ways to access alternative distribution channels, we are also acting as “sub-advisor” for financial intermediaries with significant distribution strength. In this role, we perform a range of investment services from portfolio construction to investment management, while the distribution partner focuses on product distribution and client service. In the context of these partnerships, the distribution partner often aims to provide its clients with products under its own brand, which we achieve by rebranding our existing offerings or by creating customized offerings carrying the distribution partner’s name. We anticipate increasing sub-advisory opportunities as we continue to target high-net-worth individuals and families.
Diversify and grow client base. We aim to continue to expand our relationships with existing clients and intend to capitalize on significant opportunities in new client segments globally, such as smaller institutions and high-net-worth investors. We believe these investors offer an attractive opportunity to further diversify and grow our client base because many of them only recently have begun to invest in, or increase their allocations to, alternative investments.
Expand private markets solutions and products to defined contribution, retail and similar pools of investable assets. We believe we are pioneers in the creation, distribution, and management of products such as specialized secondaries, direct/co-investments and specialty credit strategies that are designed to serve defined contribution retirement plans and similar entities. Many of our defined contribution retirement plan clients are based outside of the United States, ranging across Australia, Europe, and Latin America, among other geographies. While these clients tend to have lower private markets allocations than those of defined benefit pension plans, their comfort with, interest in and allocations to private markets alternative investments have tended to increase over time, in part driven by significant advancements in the areas of private markets data and benchmarking, where we believe we play a leading role. Therefore, we intend to continue to develop, market and manage investment solutions and products specifically aimed at helping these investors create appropriately structured private markets alternatives programs.
Expand globally. During the past 15 years, we have substantially grown our global presence, both in terms of clients and investments, by expanding our international offices as well as our client presence. We have built a significant presence to serve clients in Europe, Latin America, the Middle East, Asia and Australia, and we have global offices in London, Tel Aviv, Hong Kong, Munich, Tokyo, Seoul, Sydney and Rio de Janeiro. In each of these places, we serve major institutional clients, and we review and commit capital to established local private markets funds on behalf of our clients. Our aim is to continue expanding our global presence through further direct investment in personnel, development of client relationships and increased investments with, and direct and co-investments alongside, established private markets fund managers.
We believe that many institutional investors outside the United States are currently underinvested in private markets asset classes and that capturing capital inflows into private capital investing from non-U.S. global markets represents a significant growth opportunity for us. We think that investors from developing regions will increasingly seek branded multi-capability alternative investment managers with which to invest. We believe that geographically and economically diverse non-U.S. investors will require a highly bespoke approach and will demand high levels of transparency, governance and reporting. We have seen this pattern developing in many places, including Europe, the Middle East, Latin America, Australasia, Japan, South Korea, Southeast Asia and China, and have positioned ourselves to take advantage of it by establishing local presences with global investment capabilities.
We believe we are uniquely capable of pursuing the opportunities arising from increased allocations among institutional investors and the rapid wealth creation globally among high-net-worth individuals because of our strong brand recognition, multi-office resources, experienced team of investment professionals and comprehensive suite of products and services.
Leverage proprietary databases and analytics to enhance our existing service offerings and develop new products and services. When compared to more liquid investment areas, the private markets industry is characterized by the limited availability and inconsistency of quality information. We believe that the general trend toward transparency and consistency in private markets reporting will create new opportunities for us. We intend to use the advantages afforded to us by our proprietary databases, analytical tools and deep industry knowledge to drive our performance and provide our clients with customized solutions across private markets asset classes. We expect that our data and analytical capabilities will play an important role in continuing to differentiate our products and services from those of our competitors.
Selected Risk Factors Related to our Business and Industry
Investing in our Class A common stock involves risk. You should carefully consider all the information in this prospectus prior to investing in our Class A common stock. Risks related to our business and industry are discussed more fully in our 2017 Form 10-K. These risks and uncertainties include, but are not limited to, the following:

•
the historical performance of our investments should not be considered as indicative of the future results of our investments or our operations or any returns expected on an investment in our Class A common stock;

•	the success of our business depends on the identification and availability of suitable investment opportunities for our clients;

•	competition for access to investment funds and other investments we make for our clients is intense;

•	our ability to retain our senior leadership team and attract additional qualified investment professionals;

•
if the investments we make on behalf of our clients and our specialized funds or customized separate accounts perform poorly, we may suffer a decline in our investment management revenue and earnings, and our ability to raise capital for future funds may be materially and adversely affected;

•	the substantial growth of our business in recent years may be difficult to sustain, as it may place significant demands on our resources and employees and may increase our expenses;

•	our international operations are subject to certain risks, which may affect our revenue; and

•
difficult market conditions can adversely affect our business by reducing the market value of the assets we manage or causing our customized separate account clients to reduce their investments in private markets.

Organizational Structure

Hamilton Lane Incorporated was incorporated in the State of Delaware on December 31, 2007. As of March 6, 2017, following our IPO and related transactions (the “Reorganization”), we became a publicly-traded entity and both the holding company for and sole managing member of Hamilton Lane Advisors, L.L.C.

Reorganization

In connection with our IPO, we completed a series of transactions on March 6, 2017 in order to effect a corporate reorganization, including the following:

•
the certificate of incorporation of HLI was amended and restated to, among other things, (i) provide for Class A common stock and Class B common stock, (ii) set forth the voting rights of the Class A common stock (one vote per share) and Class B common stock (ten votes per share) and (iii) establish a classified board of directors;

•
the limited liability company agreement of HLA was amended and restated to, among other things, (i) appoint HLI as the sole managing member of HLA and (ii) classify the interests that were acquired by HLI as Class A Units, the voting interests held by the continuing members of HLA as Class B Units, and the non-voting interests held by the continuing members of HLA as Class C Units;

•	HLA effectuated a reverse unit split of 0.68-for-1 for each unit class;

•	certain HLA members exchanged their HLA units for 3,899,169 shares of Class A common stock of HLI;

•	HLI issued to the Class B Holders of HLA one share of Class B common stock for each Class B unit that they owned, in exchange for a payment of its par value;

•
certain Class B Holders of HLA entered into a stockholders agreement pursuant to which they agreed to vote all their shares of voting stock in accordance with the instructions of HLA Investments, LLC (“HLAI”), our controlling stockholder; and

•	HLI entered into an exchange agreement with the direct owners of HLA pursuant to which they will be entitled to exchange HLA units for shares of HLI’s Class A common stock on a one-for-one basis.

Initial Public Offering

On March 6, 2017, HLI issued 13,656,250 shares of Class A common stock in the IPO at a price of $16.00 per share. The net proceeds totaled approximately $203.2 million after deducting underwriting commissions of approximately $15.3 million and before offering costs of approximately $5.8 million incurred by HLA. The net proceeds were used to purchase 11,156,250 newly issued Class A units in HLA for approximately $166.0 million and 2,500,000 Class A units from legacy HLA owners for approximately $37.2 million.

Subsequent to the IPO and Reorganization transactions, HLI is a holding company whose principal asset is a controlling equity interest in HLA. As the sole managing member of HLA, HLI operates and controls all of the business and affairs of HLA, and through HLA, conducts its business. As a result, HLI consolidates HLA’s financial results and reports a non-controlling interest related to the portion of HLA units not owned by HLI. The assets and liabilities of HLA represent substantially all of HLI’s consolidated assets and liabilities with the exception of certain deferred tax assets and liabilities, payables to related parties pursuant to a tax receivable agreement and dividends payable. HLI currently holds approximately 34.5% of the economic interest in HLA. Following this offering, HLI will hold approximately 40.7% of the economic interest in HLA (or 41.8% of the economic interest in HLA if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Structure Chart

Our IPO was conducted through what is commonly referred to as an “Up-C” structure, which provides our pre-IPO owners with the tax advantage of continuing to own interests in a pass-through structure and provides potential future tax benefits for both the public company and the legacy owners (through the tax receivable agreement) when they ultimately exchange their pass-through interests for shares of Class A common stock. The below chart summarizes our organizational structure prior to this offering.

Class B Holders(1)
Public Investors / Direct HLI Stockholders(2)
Class B common stock
93.5% voting interest
de minimis economic interest
Class A common stock
100% economic interest
6.5% voting interest
Hamilton Lane Incorporated
Class A units(3)
Sole Managing Member
34.5% economic interest
Class B units(1)
53.1% economic interest
Class C Holders(1)
Class C units(1)
12.4% economic interest
Hamilton Lane Advisors, L.L.C.

(1)
The Class B Holders, who hold Class B units, and Class C Holders, who hold Class C units, are pre-IPO owners of our business who continue to hold their interests directly in HLA. Class B units and Class C units may be exchanged for shares of Class A common stock pursuant to and subject to the restrictions set forth in the exchange agreement.

(2)	As part of the Reorganization, the other members of HLA exchanged their ownership interests of HLA for 3,899,169 shares of Class A common stock and hold these shares directly.

(3)
We hold all of the Class A units of HLA, representing the right to receive approximately 34.5% of the distributions made by HLA. We act as the sole manager of HLA and operate and control all of its business and affairs.

Class A and Class B Common Stock
Our Class A common stock is our publicly traded stock and is listed on Nasdaq under the symbol “HLNE”. Our Class B common stock was issued as part of the Reorganization to the holders of our Class B units, who are certain significant outside investors, members of management and significant employee owners. There is no trading market for our Class B common stock.
Economic Rights
Holders of Class A common stock are entitled to full economic rights, including the right to receive dividends when and if declared by our board of directors, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Holders of Class B common stock are entitled to receive only the par value of the Class B common stock upon exchange of the corresponding Class B unit pursuant to the exchange agreement.
Voting Rights
Except as provided in our certificate of incorporation or by applicable law, holders of Class A common stock and Class B common stock vote together as a single class. Our Class A common stock entitles the holder to one vote per share. Our Class B common stock entitles the holder to ten votes per share until a Sunset becomes effective. After a Sunset becomes effective, each share of Class B common stock will then entitle the holder to one vote.
A “Sunset” is triggered by any of the following: (i) Hartley R. Rogers, Mario L. Giannini and their respective permitted transferees collectively cease to maintain direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined assuming all outstanding Class B units and Class C units have been exchanged for Class A common stock); (ii) Mr. Rogers, Mr. Giannini, their respective permitted transferees and employees of us and our subsidiaries cease collectively to maintain direct or indirect beneficial ownership of an aggregate of at least 25% of the aggregate voting power of our outstanding Class A common stock and Class B common stock; (iii) Mr. Rogers and Mr. Giannini both voluntarily terminate their employment and all directorships with HLA and us (other than by reason of disability, incapacity or retirement, in each case as determined in good faith by our board of directors, or death); or (iv) the occurrence of the later of March 31, 2027 or the end of the fiscal year in which occurs the fifth anniversary of the death of the second to die of Mr. Rogers and Mr. Giannini. A Sunset triggered under clauses (i), (ii) and (iii) during the first two fiscal quarters will generally become effective at the end of that fiscal year, and a Sunset triggered under clauses (i), (ii) and (iii) during the third or fourth fiscal quarters will generally become effective at the end of the following fiscal year. A Sunset pursuant to clause (iv) will become effective on the occurrence of the latest event listed in clause (iv), unless a Sunset is also triggered under clause (i) or (ii) that would result in an earlier Sunset, in which case the earlier Sunset will result.

If Mr. Rogers or Mr. Giannini voluntarily terminates his employment and directorships as contemplated by clause (iii) after the death of the other, then the Sunset will become effective on the timing set out in clause (iii). Otherwise, a voluntary termination as to only one of them will result in a Sunset becoming effective on the timing set out in clause (iv). Because a Sunset may not take place for some time, or at all, certain of the Class B Holders will, by virtue of their voting control of us and the stockholders agreement described below, continue to control us for the near future.

Prior to this offering, our Class B common stockholders collectively hold approximately 93.5% of the combined voting power of our common stock. As described in “Related-Party Transactions”, certain of the holders of our Class B common stock who are significant outside investors, members of management and significant employee owners have, pursuant to a stockholders agreement, agreed to vote all of their shares in accordance with the instructions of HLAI, our controlling stockholder. The parties to the stockholders agreement control approximately 93.0% of the combined voting power of our common stock as of the date of this prospectus. This group is therefore able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions, and this offering is not expected to change that ultimate control.

When a Class B Holder exchanges Class B units pursuant to the exchange agreement for the corresponding number of shares of our Class A common stock or, at our option, for cash, it will result in the redemption and cancellation of the corresponding number of shares of our Class B common stock in exchange for a cash payment of the par value of such shares and, therefore, will decrease the aggregate voting power of our Class B Holders.
Corporate Information
Hamilton Lane Incorporated was incorporated in Delaware on December 31, 2007. As of March 6, 2017, following our IPO and the Reorganization, we became a publicly-traded entity and both the holding company for and sole managing member of Hamilton Lane Advisors, L.L.C. Our principal executive offices are located at One Presidential Blvd, 4th Floor, Bala Cynwyd, PA 19004, and our phone number is (610) 934-2222. Our website is www.hamiltonlane.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2013 (the “JOBS Act”). For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•
being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We may take advantage of these provisions for up to five years or such earlier time when we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our capital stock held by non-affiliates or issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of some reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.
The JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. However, we have irrevocably chosen to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption is required for non-emerging growth companies.

The Offering

Class A common stock outstanding as of February 28, 2018	19,279,807 shares.

Class A common stock offered by the selling stockholders	696,315 shares.

Class A common stock offered by Hamilton Lane Incorporated	3,243,685 shares.

Underwriters’ option to purchase additional shares of Class A common stock from us	591,001 shares.

Class A common stock outstanding immediately after this offering
22,523,492 shares of Class A common stock (or 23,114,493 shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full). If all Class B Holders and Class C Holders immediately after this offering were entitled, and if they so elected, to exchange their Class B units and Class C units for shares of our Class A common stock, 53,718,476 shares of Class A common stock would be outstanding immediately after this offering.

Class B common stock outstanding as of February 28, 2018	27,935,255 shares.

Class B common stock outstanding immediately after this offering	26,044,554 shares (or 25,700,068 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $105.8 million, or $125.2 million if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We estimate that the offering expenses (other than the underwriting discounts and commissions) will be approximately $0.5 million.

We intend to use the proceeds from our sale of shares of Class A common stock in this offering to settle in cash exchanges of Class B units (along with payment of the par value of a corresponding number of redeemed shares of Class B common stock) and Class C units of HLA by certain of its members. We will not receive any proceeds from the sale of Class A common stock by the selling stockholders. See “Use of Proceeds.”

Voting rights
Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.
Each share of our Class B common stock entitles its holder to ten votes until a Sunset becomes effective. After a Sunset becomes effective, each share of our Class B common stock will entitle its holder to one vote per share.
A “Sunset” is triggered by any of the following: (i) Hartley R. Rogers, Mario L. Giannini and their respective permitted transferees collectively cease to maintain direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined assuming all outstanding Class B units and Class C units have been exchanged for Class A common stock); (ii) Mr. Rogers, Mr. Giannini, their respective permitted transferees and employees of us and our subsidiaries cease collectively to maintain direct or indirect beneficial ownership of an aggregate of at least 25% of the aggregate voting power of our outstanding Class A common stock and Class B common stock; (iii) Mr. Rogers and Mr. Giannini both voluntarily terminate their employment and all directorships with HLA and us (other than by reason of disability, incapacity or retirement, in each case as determined in good faith by our board of directors, or death); or (iv) the occurrence of the later of March 31, 2027 or the end of the fiscal year in which occurs the fifth anniversary of the death of the second to die of Mr. Rogers and Mr. Giannini. A Sunset triggered under clauses (i), (ii) and (iii) during the first two fiscal quarters will generally become effective at the end of that fiscal year, and a Sunset triggered under clauses (i), (ii) and (iii) during the third or fourth fiscal quarters will generally become effective at the end of the following fiscal year. A Sunset pursuant to clause (iv) will become effective on the occurrence of the latest event listed in clause (iv), unless a Sunset is also triggered under clause (i) or (ii) that would result in an earlier Sunset, in which case the earlier Sunset will result.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as set forth in our certificate of incorporation or as otherwise required by applicable law. See “Description of Capital Stock”.

Certain Class B Holders who are significant outside investors, members of management and significant employee owners entered into a stockholders agreement pursuant to which they agreed to vote all shares of our voting stock, including their Class A common stock and Class B common stock, in the manner directed by HLAI on all matters submitted to a vote of our stockholders. HLAI is thus able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

Tax Receivable Agreement
Pursuant to a tax receivable agreement we entered into with our pre-IPO owners, we will pay 85% of the amount of tax benefits, if any, that we realize (or are deemed to realize in the case of an early termination payment by us, a change in control or a material breach by us of our obligations under the tax receivable agreement) as a result of increases in tax basis (and certain other tax benefits) resulting from purchases or exchanges of membership units of HLA. See “Related Party Transactions—Tax Receivable Agreement”.

Controlled Company	Following this offering, we will continue to be a “controlled company” within the meaning of the corporate governance rules of Nasdaq.

Dividend policy
We have declared and paid dividends of $0.175 per share of Class A common stock for each of our first three fiscal quarters as a public company. On February 6, 2018, we declared a quarterly dividend of $0.175 per share of Class A common stock to record holders at the close of business on March 15, 2018. The payment date will be April 5, 2018.
The declaration and payment by us of any future dividends to holders of our Class A common stock is at the sole discretion of our board of directors. Our board intends to cause us to pay a cash dividend on a quarterly basis. Subject to funds being legally available, we will cause HLA to make pro rata distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the tax receivable agreement, and to pay our corporate and other overhead expenses. See “Dividend Policy”.

Risk factors
You should read “Risk Factors” beginning on page 30 of this prospectus and in Part I, Item 1A of our 2017 Form 10-K incorporated by reference herein for a discussion of risks to carefully consider before deciding to purchase any shares of our Class A common stock.

Nasdaq ticker symbol	“HLNE”

Unless otherwise noted, Class A common stock outstanding and other information based thereon in this prospectus does not reflect any of the following:

•	591,001 shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares;

•	3,302,852 shares of Class A common stock reserved for issuance under our 2017 Equity Incentive Plan; and

•
31,194,984 shares of Class A common stock reserved as of the closing date of this offering for future issuance upon exchanges of Class B units by Class B Holders and exchanges of Class C units by Class C Holders.

Summary Historical Consolidated Financial Information and Other Data
The following selected consolidated income statement data for the years ended March 31, 2017, 2016, and 2015 and the selected consolidated balance sheet data as of March 31, 2017 and 2016 are derived from our audited consolidated financial statements incorporated by reference to our 2017 Form 10-K. The summary historical consolidated financial information set forth below as of December 31, 2017 and for each of the nine-month periods ended December 31, 2017 and 2016 has been derived from our unaudited financial statements incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2017 (the “Third Quarter Form 10-Q”) filed with the SEC on February 9, 2018. The summary historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2017 Form 10-K and our Third Quarter Form 10-Q, and our consolidated financial statements and the related notes incorporated by reference in this prospectus.

	Nine Months Ended December 31,		Year Ended March 31,
(in thousands, except per share amounts)	2017	2016	2017	2016	2015
Income Statement Data
Revenues
Management and advisory fees	$146,326	$126,273	$172,674	$157,630	$145,876
Incentive fees	20,098	6,868	7,146	23,167	9,509
Total revenues	166,424	133,141	179,820	180,797	155,385

Expenses
Compensation and benefits	60,247	53,161	72,116	92,065	60,157
General, administrative and other	27,586	22,925	31,589	26,898	26,865
Total expenses	87,833	76,086	103,705	118,963	87,022

Other income (expense)
Equity in income of investees	13,066	8,882	12,801	1,518	10,474
Interest expense	(5,282)	(8,780)	(14,565)	(12,641)	(5,883)
Interest income	472	159	320	194	87
Other non-operating income (loss)	4,169	232	83	5,816	(1,056)
Total other income (expense)	12,425	493	(1,361)	(5,113)	3,622

Income before income taxes	91,016	57,548	74,754	56,721	71,985
Income tax expense (benefit)	29,337	(264)	316	869	483
Net income	61,679	57,812	74,438	55,852	71,502
Less: Income (loss) attributable to non-controlling interests in general partnerships	1,750	1,024	1,192	(1,255)	2,242
Less: Income attributable to non-controlling interests in Hamilton Lane Advisors, L.L.C.	56,086	56,788	72,634	57,107	69,260
Net income attributable to Hamilton Lane Incorporated	$3,843	$—	$612	$—	$—
Earnings per share of Class A Common Stock(1):
Basic	$0.21		$0.03
Diluted	$0.21		$0.03
Non-GAAP Financial Measures (unaudited)
Fee Related Earnings(2)	$62,400	$53,557	$72,252	$70,381	$63,396
Adjusted EBITDA(2)	$85,095	$62,160	$83,031	$67,785	$73,707
Non-GAAP earnings per share(3)	$1.05		$0.89
Other Data
Compensation expense on deferred incentive fee revenue (4)	—	—	—	$20,348	—

	As of December 31,	As of March 31,
(in thousands)	2017	2017	2016
Balance Sheet Data
Cash and cash equivalents	$68,677	$32,286	$68,584
Investments	130,765	120,147	102,749
Total assets	273,046	240,617	196,636

Deferred incentive fee revenue	31,422	45,166	45,166
Senior secured term loan payable, net	84,617	84,310	243,317
Total liabilities	165,028	153,990	308,574

Non-controlling interests	50,175	26,585	11,368
Total equity (deficit)	108,018	86,627	(111,938)
Total liabilities and equity	273,046	240,617	196,636

(1)	There were no shares of Class A common stock outstanding prior to March 6, 2017, therefore no per-share information has been presented for any period prior to that date.

(2)
Adjusted EBITDA and Fee Related Earnings are non-GAAP financial measures. Adjusted EBITDA is our primary internal measure of profitability. We believe Adjusted EBITDA is useful to investors because it enables them to better evaluate the performance of our core business across reporting periods. Adjusted EBITDA represents net income excluding (a) interest expense on our loan agreements and predecessor credit facility, (b) income tax expense, (c) depreciation and amortization expense, (d) equity-based compensation expense, (e) non-operating income (loss) and (f) certain other significant items that we believe are not indicative of our core performance. Fee Related Earnings represents net income excluding (a) incentive fees and related compensation, (b) interest income and expense, (c) income tax expense, (d) equity in income of investees, (e) other non-operating income and (f) certain other significant items that we believe are not indicative of our core performance. We believe Fee Related Earnings is useful to investors because it provides additional insights into the operating profitability of our business. The following table shows a reconciliation of net income attributable to Hamilton Lane Incorporated to Fee Related Earnings and Adjusted EBITDA for each of the nine-month periods ended December 31, 2017 and 2016 and for the years ended March 31, 2017, 2016, and 2015.

	Nine Months Ended December 31,		Year Ended March 31,
	2017	2016	2017	2016	2015
(in thousands)
Net income attributable to Hamilton Lane Incorporated	$3,843	$—	$612	$—	$—
Income attributable to non-controlling interests in general partnerships	1,750	1,024	1,192	(1,255)	2,242
Income attributable to non-controlling interests in Hamilton Lane Advisors, L.L.C.	56,086	56,788	72,634	57,107	69,260
Incentive fees	(20,098)	(6,868)	(7,146)	(23,167)	(9,509)
Incentive fee related compensation	2,709	3,370	3,283	31,714	4,542
Interest income	(472)	(159)	(320)	(194)	(87)
Interest expense	5,282	8,780	14,565	12,641	5,883
Income tax expense (benefit)	29,337	(264)	316	869	483
Equity in income of investees	(13,066)	(8,882)	(12,801)	(1,518)	(10,474)
Contingent compensation related to acquisition	1,198	—	—	—	—
Other non-operating income	(4,169)	(232)	(83)	(5,816)	1,056
Fee Related Earnings	$62,400	$53,557	$72,252	$70,381	$63,396
Depreciation and amortization	1,396	1,440	1,915	2,027	1,867
Equity-based compensation	4,272	3,506	4,681	3,730	3,390
Incentive fees	20,098	6,868	7,146	23,167	9,509
Incentive fees attributable to non-controlling interests	(834)	—	—	—	—
Incentive fee related compensation	(2,709)	(3,370)	(3,283)	(31,714)	(4,542)
Interest income	472	159	320	194	87
Adjusted EBITDA	$85,095	$62,160	$83,031	$67,785	$73,707

(3)
Non-GAAP earnings per share measures our per-share earnings assuming all Class B and Class C units in HLA were exchanged for Class A common stock in HLI. Non-GAAP earnings per share is calculated as adjusted net income divided by adjusted shares outstanding. Adjusted net income is income before taxes fully taxed at our estimated statutory tax rate. We believe Non-GAAP earnings per share is useful to investors because it enables them to better evaluate per-share operating performance across reporting periods. The nine months ended December 31, 2016 and the years ended March 31, 2016 and 2015 are not presented, as there were no comparable diluted earnings per share of Class A common stock in those periods. The following table shows a reconciliation of net income attributable to Hamilton Lane Incorporated to adjusted net income and weighted-average shares of Class A common stock outstanding to adjusted shares outstanding for the nine-month period ended December 31, 2017 and for the year ended March 31, 2017.

	Nine Months Ended December 31,	Year Ended March 31,
	2017	2017
(in thousands, except share and per share amounts)
Net income attributable to Hamilton Lane Incorporated	$3,843	$612
Income attributable to non-controlling interests in Hamilton Lane Advisors, L.L.C.	56,086	72,634
Income tax expense	29,337	316
Write-off of deferred financing costs	2,544	3,359
Impact of Tax Act on TRA liability	(4,186)	—
IPO related compensation	(669)	1,935
Contingent compensation related to acquisition	1,198	—
Adjusted pre-tax net income	88,153	78,856
Adjusted income taxes	(32,185)	(31,732)
Adjusted net income	$55,968	$47,124

Weighted-average shares of Class A common stock outstanding - diluted	18,703,650	18,341,079
Exchange of Class B and Class C units in HLA	34,438,669	34,438,669
Adjusted shares	53,142,319	52,779,748

Non-GAAP earnings per share	$1.05	$0.89

(4)
In accordance with our accounting policy with respect to the recognition of incentive fee income, we did not recognize $41.5 million in carried interest distributions received from specialized funds in fiscal 2016, as all contingencies had not been resolved. However, incentive fee compensation expense of $20.3 million related to the receipt of this carried interest was recognized in fiscal 2016 as we believe it is probable that we will incur the expenses. The $20.3 million is separately presented above to highlight the incentive fee compensation expense for which we did not recognize the associated incentive fee revenue. The compensation expense on deferred incentive fee revenue comprises $9.9 million of bonus and other revenue sharing allocations classified as base compensation and $10.4 million of incentive fee compensation.

For the nine months ended December 31, 2017, we recognized $14.6 million in incentive fee revenue related to the $41.5 million of carried interest distributions received from specialized funds in fiscal 2016. Of the $14.6 million, $13.7 million is included in net income and $0.8 million is attributable to non-controlling interests. Since the incentive fee compensation expense related to the $14.6 million was already recognized in fiscal 2016, we did not recognize any incentive fee compensation expense related to this amount for the nine months ended December 31, 2017. Of the $9.9 million of base compensation and benefits and the $10.4 million of incentive fee compensation recognized in advance of the associated revenue in fiscal 2016, $3.3 million and $3.4 million, respectively, was due to the $13.7 million of incentive fees recognized in the nine months ended December 31, 2017.

RISK FACTORS
An investment in our Class A common stock involves risks. Before investing in our Class A common stock, you should carefully consider the following information about these risks and each of the risks described in the section entitled “Risk Factors” in our 2017 Form 10-K, which is incorporated by reference into this prospectus, together with the other information included or incorporated by reference in this prospectus. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. If any of these risks materialize, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.
Risks Related to Our Organizational Structure and This Offering
We are a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.
Holders of our Class B common stock, which is not publicly traded, control a majority of the voting power of our outstanding common stock. As a result, we qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board of directors consist of independent directors, (ii) director nominees be selected or recommended to the board by independent directors and (iii) we have a compensation committee that is composed entirely of independent directors.
We have elected to rely on these exemptions and expect to continue to do so. As a result, we do not have a majority of independent directors, our compensation committee does not consist entirely of independent directors and our directors are not nominated or selected by independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.
We have identified a material weakness in our internal control over financial reporting, and any inability to maintain effective internal control over financial reporting could have a material adverse effect on our business.

During the course of preparing our audited financial statements for our 2017 Form 10-K, we, in conjunction with our independent registered public accounting firm, concluded that a lack of adequate controls surrounding certain calculations under the tax receivable agreement entered into in connection with our IPO constituted a material weakness in our internal control over financial reporting. Specifically, our initial calculations were performed in a manner inconsistent with the terms of the agreement. The error was identified and corrected in the course of preparing our audited financial statements for the year ended March 31, 2017. As a result of the identification of this material weakness, we have implemented measures designed to improve our internal control over financial reporting, including hiring a Director of Tax, implementing procedures intended to ensure that future calculations are performed correctly, and establishing additional monitoring and oversight controls. We cannot be certain that these efforts will be sufficient to remediate or prevent future material weaknesses or significant deficiencies from occurring.

Our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 could have a material adverse effect on our business and the price of our Class A common stock.

Our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act (“Section 404”) that we will eventually be required to meet as a public company. We are in the process of addressing our internal controls over financial reporting and are establishing formal committees to oversee our policies and processes related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization. We were not required to provide management’s assessment of our internal control over financial reporting in our 2017 Form 10-K due to a transition period established by the SEC for newly public companies.

We do not currently have comprehensive documentation of our system of controls, nor do we yet fully document or test our compliance with this system on a periodic basis in accordance with Section 404. Furthermore, we have not yet fully tested our internal controls in accordance with Section 404 and, due to our lack of documentation, such a test would not be possible to perform at this time. However, in the course of preparing our audited consolidated financial statements for our 2017 Form 10-K, we identified a material weakness in our internal control over financial reporting related to our calculation of deferred taxes and payables under the tax receivable agreement. We cannot conclude in accordance with Section 404 that we do not have additional material weaknesses, or significant deficiencies that could result in the conclusion that we have a material weakness in our internal controls in accordance with such rules.

We have begun the process of documenting and testing our internal control procedures to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. Matters affecting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of the Nasdaq listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. This could materially and adversely affect us and lead to a decline in the price of our Class A common stock. In addition, we will incur incremental costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional experienced accounting, finance, tax, legal and administrative staff. We will need to hire additional personnel to design and apply controls to areas of significant complex transactions and technical accounting matters.
Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the later of our next annual report or the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

Our only material asset is our interest in HLA, and we are accordingly dependent upon distributions from HLA to pay dividends and taxes and other expenses.
HLI is a holding company and has no material assets, and other than its ownership of membership units in HLA, HLI does not have any independent means of generating revenue. We intend to cause HLA to make pro rata distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the tax receivable agreement we have entered into with the direct and indirect members of HLA, and to pay our corporate and other overhead expenses. To the extent that HLI needs funds, and HLA is restricted from making such distributions under applicable laws or regulations, or is otherwise unable to provide such funds, it could materially and adversely affect our liquidity and financial condition.
The IRS might challenge the tax basis step-up we received in connection with our IPO and the related transactions and in connection with subsequent acquisitions of membership units in HLA, such as in connection with this offering.
We used a portion of the proceeds from our IPO to purchase membership units in HLA from certain of the legacy direct or indirect members of HLA, which resulted in an increase in our share of the tax basis of the assets of HLA that otherwise would not have been available. The HLA membership units held directly or indirectly by the members of HLA other than HLI, including members of our senior management team, may in the future be exchanged for shares of our Class A common stock or, at our election, for cash. We intend to use the proceeds from our sale of shares of Class A common stock in this offering to settle in cash exchanges of Class B units (along with payment of the par value of a corresponding number of redeemed shares of Class B common stock) and Class C units of HLA by certain of its members. These exchanges are likely to result in increases in our share of the tax basis of the assets of HLA that otherwise would not have been available. The increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future, although it is possible that the IRS might challenge all or part of that tax basis increase, and a court might sustain such a challenge. Our ability to achieve benefits from any tax basis increase will depend upon a number of factors, as discussed below, including the timing and amount of our future income.
We will be required to pay over to legacy direct or indirect members of HLA most of the tax benefits we receive from tax basis step-ups attributable to our acquisition of membership units of HLA in connection with this offering and in the future and the amount of those payments could be substantial.
We have entered into a tax receivable agreement for the benefit of the direct and indirect members of HLA other than us, pursuant to which we will pay them 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, are deemed to realize) as a result of increases in tax basis (and certain other tax benefits) resulting from our acquisition of membership units or as a result of certain items of loss being specially allocated to us for tax purposes in connection with dispositions by HLA of certain investment assets. HLI will retain the benefit of the remaining 15% of these tax savings.
The term of the tax receivable agreement commenced upon the completion of our IPO and will continue until all tax benefits that are subject to the tax receivable agreement have been utilized or have expired, unless we exercise our right to terminate the tax receivable agreement (or the tax receivable agreement is terminated due to a change of control or our breach of a material obligation thereunder), in which case, we will be required to make the termination payment specified in the tax receivable agreement. In addition, payments we make under the tax receivable agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending on a number of factors, including, but not limited to, the price of our Class A common stock at the time of the purchase or exchange, the timing of any future exchanges, the extent to which exchanges are taxable, the amount and timing of our income and the tax rates then applicable. We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of HLA attributable to the exchanged HLA interests, the payments that we may make to the legacy direct or indirect members of HLA could be substantial. There may be a material negative effect on our liquidity if, as described below, the payments under the tax receivable agreement exceed the actual benefits we receive in respect of the tax attributes subject to the tax receivable agreement and/or distributions to us by HLA are not sufficient to permit us to make payments under the tax receivable agreement.
In certain circumstances, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual tax benefits we realize.
The tax receivable agreement provides that if we exercise our right to early termination of the tax receivable agreement, in whole or in part, we experience a change in control, or we materially breach our obligations under the tax receivable agreement, we will be obligated to make an early termination payment to the legacy direct or indirect members of HLA equal to the net present value of all payments that would be required to be paid by us under the tax receivable agreement. The amount of such payments will be determined on the basis of certain assumptions in the tax receivable agreement, including (i) the assumption (except in the case of a partial termination) that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from an exchange and (ii) the assumption that any units (other than those held by Hamilton Lane Incorporated) outstanding on the termination date are deemed to be exchanged for shares of Class A common stock on the termination date. Any early termination payment may be made significantly in advance of the actual realization, if any, of the future tax benefits to which the termination payment relates.
Moreover, as a result of an elective early termination, a change of control or our material breach of our obligations under the tax receivable agreement, we could be required to make payments under the tax receivable agreement that exceed our actual cash savings under the tax receivable agreement. Thus, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control. There can be no assurance that we will be able to finance any such early termination payment. It is also possible that the actual benefits ultimately realized by us may be significantly less than were projected in the computation of the early termination payment.
We will not be reimbursed for any payments previously made under the tax receivable agreement if the basis increases described above are successfully challenged by the IRS or another taxing authority. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our ultimate cash tax savings.
In certain circumstances, HLA will be required to make distributions to us and the direct and indirect owners of HLA, and the distributions that HLA will be required to make may be substantial.
HLA is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, taxable income will be allocated to members, including us. Pursuant to the HLA Operating Agreement, HLA will make pro rata cash distributions, or tax distributions, to the members, including us, calculated using an assumed tax rate, to help each of the members to pay taxes on such member’s allocable share of the cumulative taxable income, reduced by cumulative taxable losses. Under applicable tax rules, HLA is required to allocate net taxable income disproportionately to its members in certain circumstances. Because tax distributions will be determined based on the member who is allocated the largest amount of taxable income on a per unit basis and on an assumed tax rate that is the highest possible rate applicable to any member, but will be made pro rata based on ownership, HLA will be required to make tax distributions that, in the aggregate, will likely exceed the amount of taxes that HLA would have paid if it were taxed on its net income at the assumed rate. The pro rata distribution amounts will also be increased to the extent necessary, if any, to ensure that the amount distributed to HLI is sufficient to enable HLI to pay its actual tax liabilities and its other expenses and costs (including amounts payable under the tax receivable agreement).
Funds used by HLA to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, the tax distributions HLA will be required to make may be substantial, and may exceed (as a percentage of HLA’s income) the overall effective tax rate applicable to a similarly situated corporate taxpayer. In addition, because these payments will be calculated with reference to an assumed tax rate, and because of the disproportionate allocation of net taxable income, these payments will likely significantly exceed the actual tax liability for many of the legacy owners of HLA.
As a result of (i) potential differences in the amount of net taxable income allocable to us and to the direct and indirect owners of HLA, (ii) the lower tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating HLA’s distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivable agreement. If we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to HLA, the existing owners of HLA would benefit from any value attributable to such accumulated cash balances as a result of their ownership of Class A common stock following an exchange of their Class B units or Class C units.
Because members of our senior management team hold their economic interest through other entities, conflicts of interest may arise between them and holders of shares of our Class A common stock or us.
Members of our senior management team beneficially own approximately 55% of the outstanding units in HLA as of the date of this offering. Because they hold their economic interest in HLA directly through existing holding companies rather than through ownership of shares of our Class A common stock, the members of our senior management team may have interests that do not align with, or conflict with, those of the holders of Class A common stock or with us. For example, members of our senior management team will have different tax positions from Class A common stockholders, which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, and whether and when we should terminate the tax receivable agreement and accelerate the obligations thereunder. In addition, the structuring of future transactions and investments may take into consideration the members’ tax considerations even where no similar benefit would accrue to us.
The disparity in the voting rights among the classes of our common stock and inability of the holders of our Class A common stock to influence decisions submitted to a vote of our stockholders may have an adverse effect on the price of our Class A common stock.
Holders of our Class A common stock and Class B common stock vote together as a single class on almost all matters submitted to a vote of our stockholders. Shares of our Class A common stock and Class B common stock entitle the respective holders to identical non-economic rights, except that each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally, while each share of our Class B common stock entitles its holder to ten votes until a Sunset becomes effective. See “Prospectus Summary—Organizational Structure—Class A and Class B Common Stock—Voting Rights.” After a Sunset becomes effective, each share of our Class B common stock will entitle its holder to one vote. Certain of the holders of our Class B common stock who are significant outside investors, members of management and significant employee owners have agreed to vote all of their shares in accordance with the instructions of HLAI, and will therefore be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions. See “Related-Party Transactions—The Reorganization—Stockholders Agreement.” The difference in voting rights could adversely affect the value of our Class A common stock to the extent that investors view, or any potential future purchaser of our Company views, the superior voting rights and implicit control of the Class B common stock to have value.
The historical financial information in this prospectus may not permit you to assess our future performance, including our costs of operations.
The historical financial information in this prospectus does not reflect the added costs we incur as a public company or the resulting changes that have occurred or will occur in our capital structure and operations. For more information on our historical financial information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2017 Form 10-K and our subsequent Quarterly Reports on Form 10-Q incorporated by reference into this prospectus.
We are an emerging growth company, and reduced reporting and disclosure requirements applicable to emerging growth companies could make our Class A common stock less attractive to investors.
We are an emerging growth company and, for as long as we continue to be an emerging growth company, we may choose to continue to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the completion of our IPO. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of our IPO, (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our Class A common stock held by non-affiliates is at least $700 million as of the end of the second quarter of that fiscal year. We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on these exemptions. If some investors find our Class A common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Class A common stock, and the price of our Class A common stock may be more volatile.
Our share price may decline due to the large number of shares eligible for future sale and for exchange.
The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering and assuming no exercise of the underwriters’ option to purchase additional shares from us, we will have outstanding 22,523,492 shares of Class A common stock, which includes the shares we are selling in this offering. Shares of Class A common stock that were issued in the Reorganization to the original members of HLA who became HLI stockholders owning our Class A common stock are “restricted securities”, and their resale is subject to future registration or reliance on an exemption from registration. Certain of the HLI stockholders are acting as selling stockholders in this offering. See “Shares Eligible for Future Sale.”
We have agreed with the underwriters not to dispose of or hedge any of our Class A common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. Subject to this agreement, we may issue and sell additional shares of Class A common stock in the future.
Our directors and executive officers, certain of their affiliates, and certain of our stockholders have agreed with the underwriters not to dispose of or hedge any of our common stock, subject to specified exceptions, for that same 90-day period, except with the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. The 31,194,984 shares of Class A common stock issuable upon exchange of the Class B units and Class C units that are expected to be held immediately after this offering by Class B Holders and Class C Holders will be eligible for resale from time to time, subject to certain contractual, exchange timing and volume, and Securities Act restrictions.
We have entered into a registration rights agreement with certain Class B Holders who are significant outside investors, members of management and significant employee owners. Under that agreement, subject to certain limitations, these persons have the ability to cause us to register the resale of shares of our Class A common stock that they acquire upon exchange of their Class B units and Class C units in HLA.
We expect to continue to pay dividends to our stockholders, but our ability to do so is subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware and Pennsylvania law.
Since our IPO, our board of directors has declared a regular quarterly dividend of $0.175 per share of Class A common stock. Although we expect to continue to pay cash dividends to our stockholders, our board of directors may, in its discretion, decrease the level of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we are dependent upon the ability of HLA to generate earnings and cash flows and distribute them to us so that we may pay our obligations and expenses (including our taxes and payments under the tax receivable agreement) and pay dividends to our stockholders. We expect to cause HLA to make distributions to its members, including us. However, the ability of HLA to make such distributions will be subject to its operating results, cash requirements and financial condition and applicable Pennsylvania law (which may limit the amount of funds available for distribution to its members). Our ability to declare and pay dividends to our stockholders is likewise subject to Delaware law (which may limit the amount of funds available for dividends). If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may be required to reduce or eliminate, the payment of dividends on our Class A common stock.
The market price of our Class A common stock may be volatile, which could cause the value of your investment to decline.
Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our Class A common stock could decrease significantly. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.
Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and may negatively affect the market price of our Class A common stock.
Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our certificate of incorporation and bylaws include provisions that:

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;

•
require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent, except that action by written consent will be allowed for as long as we are a controlled company;

•	specify that special meetings of our stockholders can be called only by our board of directors or the chairman of our board of directors;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	authorize our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock; and

•	reflect two classes of common stock, as discussed above.
These and other provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. Also, the tax receivable agreement provides that, in the event of a change of control, we will be required to make a payment equal to the present value of estimated future payments under the tax receivable agreement, which would result in a significant payment becoming due in the event of a change of control. In addition, we are a Delaware corporation and governed by the Delaware General Corporation Law (the “DGCL”). Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder, in particular those owning 15% or more of our outstanding voting stock, for a period of three years following the date on which the stockholder became an “interested” stockholder. While we have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, our certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL, except that they provide that HLAI, its affiliates, groups that include HLAI and certain of their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Securities analyst coverage or lack of coverage may have a negative effect on our Class A common stock’s market price.
The trading market for our Class A common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If securities or industry analysts stop their coverage of us or additional securities and industry analysts fail to cover us in the future, the trading price for our Class A common stock would be negatively affected. If any analyst or analysts who cover us downgrade our Class A common stock, changes their opinion of us or publishes inaccurate or unfavorable research about our business, our stock price may decline. If any analyst or analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A common stock could decrease, and we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

FORWARD-LOOKING STATEMENTS
This prospectus contains or incorporates by reference forward-looking statements, which reflect our current views with respect to, among other things, future events and financial performance, our operations, strategies and expectations. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions are intended to identify forward-looking statements. Any forward-looking statements contained in this prospectus are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of this or any forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks, uncertainties and assumptions, including but not limited to global and domestic market and business conditions, our successful execution of business and growth strategies and regulatory factors relevant to our business, as well as assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described or incorporated by reference under “Risk Factors.” These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $105.8 million, or $125.2 million if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We estimate that the offering expenses (other than the underwriting discounts and commissions) will be approximately $0.5 million. We will bear the costs associated with the sale of shares by the selling stockholders, other than underwriting discounts and commissions. For more information, see “Principal and Selling Stockholders” and “Underwriting.”

We intend to use the proceeds from our sale of shares of Class A common stock in this offering to settle in cash exchanges of Class B units (along with payment of the par value of a corresponding number of redeemed shares of Class B common stock) and Class C units of HLA by certain of its members. We will not receive any proceeds from the sale of Class A common stock by the selling stockholders.

Under an exchange agreement we have entered into with the other members of HLA, those members are entitled to exchange their Class C units, and their Class B units together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash. The exchange agreement permits those members to exercise their exchange rights subject to certain timing and other conditions. See “Related-Party Transactions—Exchange Agreement.”

DIVIDEND POLICY
The declaration and payment by us of any future dividends to holders of our Class A common stock is at the sole discretion of our board of directors. Our board intends to cause us to pay a cash dividend on a quarterly basis. Subject to funds being legally available, we will cause HLA to make pro rata distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the tax receivable agreement, and to pay our corporate and other overhead expenses.
We have declared and paid dividends of $0.175 per share of Class A common stock for each of our first three fiscal quarters as a public company.
On February 6, 2018, we declared a quarterly dividend of $0.175 per share of Class A common stock to record holders at the close of business on March 15, 2018. The payment date will be April 5, 2018.

PRICE RANGE OF OUR CLASS A COMMON STOCK
Shares of our Class A common stock began trading on Nasdaq under the symbol “HLNE” on March 1, 2017. Prior to that date, there was no public trading market for shares of our Class A common stock.

The table below shows the highest and lowest prices paid per share for our Class A common stock in the period since our IPO.

	Highest	Lowest
Fiscal 2017
Fourth quarter (from March 1)	$19.66	$17.74
Fiscal 2018
First quarter	22.44	17.32
Second quarter	26.92	21.36
Third quarter	36.01	25.50
Fourth quarter (through February 28)	40.43	30.52

As of February 28, 2018, the last reported sale price of our Class A common stock on Nasdaq was $34.94 per share.

There is no trading market for our Class B common stock. Class B common stock may not be transferred independently of the corresponding Class B units, which are subject to significant restrictions on transfer as set forth in the HLA Operating Agreement.

As of February 28, 2018, there were 15 stockholders of record of our Class A common stock. The number of record holders does not include persons who held shares of our Class A common stock in nominee or “street name” accounts through brokers. As of February 28, 2018, there were 37 stockholders of record of our Class B common stock.

CAPITALIZATION
The following table sets forth our cash, cash equivalents and capitalization as of December 31, 2017 on a historical basis and on a pro forma basis giving effect to this offering and the application of the proceeds, at the public offering price of $34.25 per share, after deducting the underwriting discounts and commissions and the application of the net proceeds from this offering as described in “Use of Proceeds,” as well as the other transactions described under “Unaudited pro forma condensed consolidated financial information.”

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2017 Form 10-K and our Third Quarter Form 10-Q, and our consolidated financial statements and the related notes incorporated by reference in this prospectus.

	As of December 31, 2017
(in thousands, except share amounts)	Actual	As Adjusted
Cash and cash equivalents	$68,677	$68,677
Debt:
Long-term debt, including current portion	84,617	84,617
Total Equity:
Preferred stock, $0.001 par value, 10,000,000 authorized, none issued	—	—
Class A common stock, $0.001 par value, 300,000,000 authorized; 19,287,882 and 22,531,567 issued and outstanding actual and as adjusted, respectively	19	22
Class B common stock, $0.001 par value, 50,000,000 authorized; 27,935,255 and 26,044,554 issued and outstanding actual and as adjusted, respectively	28	26
Additional paid-in-capital	62,853	71,058
Accumulated deficit	(5,057)	(5,057)
Total Hamilton Lane Incorporated stockholders’ equity	57,843	66,049
Non-controlling interests in general partnerships	8,363	8,363
Non-controlling interests in Hamilton Lane Advisors, L.L.C.	41,812	37,874
Total equity	$108,018	$112,286
Total capitalization	$192,635	$196,903

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
AND OTHER DATA
The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2017 gives pro forma effect to this offering as if it had occurred as of December 31, 2017. The unaudited pro forma condensed consolidated statements of income for the nine months ended December 31, 2017 present our consolidated results of operations giving effect to this offering as if the offering occurred on March 31, 2017. The unaudited pro forma condensed consolidated statements of income for the year ended March 31, 2017 present our consolidated results of operations giving effect to this offering, the IPO and the Reorganization, as though such transactions had occurred as of April 1, 2016.
The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on the historical financial information of HLI. The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of income may not be indicative of the results of operations or financial position that would have occurred had this offering and the related transactions taken place on the dates indicated, or that may be expected to occur in the future. The adjustments are described in the notes to the unaudited pro forma condensed consolidated statements of income and the unaudited pro forma condensed consolidated balance sheet. The unaudited pro forma condensed consolidated financial information and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2017 Form 10-K and our Third Quarter Form 10-Q, and our consolidated financial statements and the related notes incorporated by reference into this prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2017 (in thousands, except share and per share amounts)

	Hamilton Lane Inc. Historical	Offering Adjustments		Hamilton Lane Inc. Pro Forma
Assets
Cash and cash equivalents	$68,677	$—		$68,677
Restricted cash	1,787	—		1,787
Fees receivable	13,287	—		13,287
Prepaid expenses	1,584	—		1,584
Due from related parties	4,275	—		4,275
Furniture, fixtures and equipment, net	4,061	—		4,061
Investments	130,765	—		130,765
Deferred income taxes	39,766	25,927	(1)	65,693
Other assets	8,844	—		8,844
Total assets	$273,046	$25,927		$298,973

Liabilities and Equity
Accounts payable	$1,080	$—		$1,080
Accrued compensation and benefits	28,051	—		28,051
Deferred incentive fee revenue	31,422	—		31,422
Debt	84,617	—		84,617
Accrued members’ distributions	4,520	—		4,520
Dividends payable	3,172	—		3,172
Payable to related parties pursuant to tax receivable agreement	6,436	21,659	(1)	28,095
Other liabilities	5,730	—		5,730
Total liabilities	165,028	21,659		186,687

Preferred stock, $0.001 par value, 10,000,000 authorized, none issued	—	—		—
Class A common stock, $0.001 par value, 300,000,000 authorized; 19,287,882 and 22,531,567 issued and outstanding actual and pro forma, respectively	19	3	(2)	22
Class B common stock, $0.001 par value, 50,000,000 authorized; 27,935,255 and 26,044,554 issued and outstanding actual and pro forma, respectively	28	(2)	(2)	26
Additional paid-in-capital	62,853	8,205	(1) (2) (3)	71,058
Accumulated deficit	(5,057)	—		(5,057)
Total Hamilton Lane Incorporated stockholders’ equity	57,843	8,206		66,049
Non-controlling interests in general partnerships	8,363	—		8,363
Non-controlling interests in Hamilton Lane Advisors, L.L.C.	41,812	(3,938)	(3)	37,874
Total equity	108,018	4,268		112,286
Total liabilities and equity	$273,046	$25,927		$298,973

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1)
We expect to obtain an increase in the tax basis of our share of the assets of HLA when Class B and Class C units are redeemed or exchanged by the legacy members of HLA. The increase in tax basis may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. In connection with our IPO, we entered into a tax receivable agreement with the legacy members of HLA. The agreement requires us to pay to such members (or their owners) 85% of the amount of tax savings, if any, that we realize in certain circumstances as a result of (i) increases in tax basis resulting from our acquisition of Class C units, or Class B units together with Class B common stock, in exchange for shares of our Class A common stock, (ii) tax benefits attributable to payments made under this tax receivable agreement and (iii) certain items of loss being specially allocated to us for tax purposes in connection with dispositions by HLA of certain investment assets. See “Related-Party Transactions—Tax Receivable Agreement.”

The adjustment to deferred income taxes of $25,927, the payable to related parties pursuant to tax receivable agreement of $21,659, and additional paid-in-capital of $4,268 assume: (A) only exchanges associated with this offering, (B) a share price equal to $34.25 per share less any underwriting discount, (C) a constant income tax rate of 26.7%, (D) no material changes in tax law, (E) the ability to utilize tax attributes, (F) no adjustment for potential remedial allocations and (G) future tax receivable agreement payments.

(2)
These adjustments reflect the exchange of 1,890,701 Class B units (and the redemption of a corresponding number of shares of Class B common stock in exchange for a payment of their par value) and 1,352,984 Class C units and the settlement of exchanges for cash, each pursuant to the exchange agreement, using the proceeds from the issuance of shares of Class A common stock from this offering.

(3)
Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, HLI will own 40.7% of the economic interest of HLA, and the continuing members of HLA will own the remaining 59.3%. This pro forma adjustment represents the adjustment to the carrying value of the non-controlling interest to reflect our increased ownership in HLA. If the underwriters exercise their option to purchase additional shares of Class A common stock in full, HLI will own 41.8% of the economic interest in HLA and the continuing members of HLA will own the remaining 58.2% of the economic interest in HLA.

Unaudited Pro Forma Condensed Consolidated Statement of Income and Other Data
For the Year Ended March 31, 2017
(in thousands, except share and per share amounts)

	Hamilton Lane Inc. Historical	IPO and Reorganization Adjustments		As Adjusted Before Offering		Offering Adjustments		Hamilton Lane Inc. Pro Forma
Revenues
Management and advisory fees	$172,674	$—		$172,674		$—		$172,674
Incentive fees	7,146	—		7,146		—		7,146
Total revenues	179,820	—		179,820		—		179,820
Expenses
Compensation and benefits	72,116	772	(1)	72,888		—		72,888
General, administrative and other	31,589	—		31,589		—		31,589
Total expenses	103,705	772		104,477		—		104,477
Other income (expense)
Equity in income of investees	12,801	—		12,801		—		12,801
Interest expense	(14,565)	6,429	(2)	(8,136)		—		(8,136)
Interest income	320	—		320		—		320
Other non-operating income	83	—		83		—		83
Total other income (expense)	(1,361)	6,429		5,068		—		5,068
Income before income taxes	74,754	5,657		80,411		—		80,411
Income tax expense	316	10,599		10,915	(3)	1,969	(5)	12,884
Net income	74,438	(4,942)		69,496		(1,969)		67,527
Less: Income attributable to non-controlling interests in general partnerships	1,192	—		1,192		—		1,192
Less: Income attributable to non-controlling interests in Hamilton Lane Advisors, L.L.C.	72,634	(20,447)		52,187	(4)	(4,894)	(6)	47,293
Net income attributable to Hamilton Lane Incorporated	$612	$15,505		$16,117		$2,925		$19,042

Net income per share of Class A common stock:
Basic	$0.03							$0.91	(7)
Diluted	$0.03							$0.90	(7)
Weighted average shares of Class A common stock outstanding:
Basic	17,788,363			17,571,374		3,243,685		20,815,059	(7)
Diluted	18,341,079			18,080,546		3,243,685		21,324,231	(7)

Unaudited Pro Forma Condensed Consolidated Statement of Income and Other Data
For the Nine Months Ended December 31, 2017
(in thousands, except share and per share amounts)

	Hamilton Lane Inc. Historical	Offering Adjustments		Hamilton Lane Inc. Pro Forma
Revenues
Management and advisory fees	$146,326	$—		$146,326
Incentive fees	20,098	—		20,098
Total revenues	166,424	—		166,424
Expenses
Compensation and benefits	60,247	—		60,247
General, administrative and other	27,586	—		27,586
Total expenses	87,833	—		87,833
Other income (expense)
Equity in income of investees	13,066	—		13,066
Interest expense	(5,282)	—		(5,282)
Interest income	472	—		472
Other non-operating income	4,169	—		4,169
Total other income	12,425	—		12,425
Income before income taxes	91,016	—		91,016
Income tax expense	29,337	1,918	(5)	31,255
Net income	61,679	(1,918)		59,761
Less: Income attributable to non-controlling interests in general partnerships	1,750	—		1,750
Less: Income attributable to non-controlling interests in Hamilton Lane Advisors, L.L.C.	56,086	(5,254)	(6)	50,832
Net income attributable to Hamilton Lane Incorporated	$3,843	$3,336		$7,179

Net income per share of Class A common stock:
Basic	$0.21			$0.34	(7)
Diluted	$0.21			$0.33	(7)
Weighted average shares of Class A common stock outstanding:
Basic	18,075,035	3,243,685		21,318,720	(7)
Diluted	18,703,650	3,243,685		21,947,335	(7)

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income and Other Data

(1)
In connection with our IPO, we granted to certain non-management employees an aggregate of 231,288 shares of restricted Class A common stock that vest over a four-year period. This adjustment reflects compensation expense associated with this grant had it occurred at the beginning of the period presented.

(2)	Reflects an adjustment on interest expense from repayment of $160,000 of outstanding indebtedness under predecessor senior secured credit facility using a portion of the proceeds from our IPO.

(3)
HLA has been and will continue to be treated as a partnership for U.S. federal and state income tax purposes. As a partnership, HLA is not subject to U.S federal and state income taxes. Any taxable income or loss generated by HLA is passed through to and included in the taxable income or loss of its members, including us, on a pro rata basis. We are subject to U.S. federal and state income taxes with respect to our allocable share of any taxable income generated by HLA. This adjustment represents the tax effect of recognizing our allocable share of the pro forma taxable income generated by HLA during fiscal 2017, assuming the IPO and Reorganization occurred on April 1, 2016. The adjustment was computed to reflect additional income tax expense at an assumed effective tax rate of 40.24%.

The computation of the pro forma income tax expense is below:

Year Ended March 31, 2017
Income before income taxes	$80,411
Less:
(Benefit) provision for foreign income taxes	(93)
Income attributable to non-controlling interest in general partnerships	1,192
Allocable income	$79,312

HLI’s economic interest in HLA	34.2%
Income before income taxes attributable to HLI	$27,125
HLI’s assumed effective tax rate	40.24%
HLI’s income tax expense	$10,915

(4)
As a result of the IPO and Reorganization, we became the sole managing member of HLA and owned 34.2% of HLA as of March 31, 2017. Although we have a minority economic interest in HLA, we have the sole voting power in, and control the management of, HLA. Accordingly, we consolidate the financial results of HLA and report a non-controlling interest in our consolidated financial statements. This adjustment reflects the reduction of net income attributable to non-controlling interests, which represent the remaining 65.8% ownership interest of HLA held by the continuing members of HLA, assuming the IPO and Reorganization occurred on April 1, 2016.

The computation of the pro forma income attributable to non-controlling interest in Hamilton Lane Advisors, L.L.C. is below:

Year Ended March 31, 2017
Income before income taxes	$80,411
Less:
(Benefit) provision for foreign income taxes	(93)
Income attributable to non-controlling interest in general partnerships	1,192
Allocable income	$79,312

Continuing members’ economic interest in HLA	65.8%
Income attributable to non-controlling interest in Hamilton Lane Advisors, L.L.C.	$52,187

(5)
Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, HLI will own 40.7% of the economic interest of HLA, and the continuing members of HLA will own the remaining 59.3%. The adjustment reflects the incremental tax effect as a result of the increase in our allocable share of the taxable income generated by HLA at an assumed effective tax rate of 40.24% for the year ended March 31, 2017 and 36.51% for the nine months ended December 31, 2017. If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, we will own 41.8% of the economic interest of HLA, and the continuing members of HLA will own the remaining 58.2%.

The computation of the pro forma income tax expense is below:

	Year Ended March 31, 2017	Nine Months Ended December 31, 2017
Income before income taxes	$80,411	$91,016
Less:
(Benefit) provision for foreign income taxes	(93)	(188)
Adjustment to payable to related parties pursuant to tax receivable agreement allocable to HLI	—	4,298
Income attributable to non-controlling interest in general partnerships	1,192	1,750
Allocable income	$79,312	$85,156

Increase in HLI’s economic interest in HLA	6.17%	6.17%
Income before income taxes attributable to HLI	$4,894	$5,254
HLI’s assumed effective tax rate	40.24%	36.51%
HLI’s income tax expense	$1,969	$1,918
The proforma adjustments do not include nonrecurring adjustments for the nine months ended December 31, 2017 related to the Tax Cuts and Jobs Act (the “Tax Act”), which was signed into law on December 22, 2017.  As a result of the Tax Act, the estimated annual tax rate was revised to reflect the change in the federal statutory rate from 35% to 21% effective January 1, 2018.  If the offering was completed on April 1, 2017, HLI would have recorded additional other non-operating income of $16,631 related to a decrease in payable to related parties pursuant to tax receivable agreement and additional income tax expense of $25,864 related to a decrease in deferred income taxes in the unaudited pro forma condensed consolidated statement of income for the nine months ended December 31, 2017 related to the decrease from pre-Tax Act deferred tax rate of 40.24% to the post-Tax Act deferred tax rate of 26.73%.

(6)	The computation of the pro forma income attributable to non-controlling interest in Hamilton Lane Advisors, L.L.C. is below:

	Year Ended March 31, 2017	Nine Months Ended December 31, 2017
Income before income taxes	$80,411	$91,016
Less:
(Benefit) provision for foreign income taxes	(93)	(188)
HLI income before income taxes	—	4,298
Income attributable to non-controlling interest in general partnerships	1,192	1,750
Allocable income	$79,312	$85,156

Decrease in continuing members’ economic interest in HLA	6.17%	6.17%
Decrease in income attributable to non-controlling interest in Hamilton Lane Advisors, L.L.C.	$(4,894)	$(5,254)

(7)
Net income per share is computed by dividing net income available to Class A common stockholders by the weighted-average shares of Class A common stock outstanding during the period. Diluted net income per share is computed by adjusting the net income available to Class A common stockholders and the weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities. The calculations of diluted net income per share excludes

31,194,984 HLA units outstanding after this offering that are exchangeable into Class A common stock under the “if-converted” method, as the inclusion of such shares would be antidilutive to the periods presented. Other than a right to be repaid the par value upon cancellation of shares of Class B common stock, the Class B common stock carries only a voting interest in HLI and those shares are therefore not included in the computation of pro forma basic or diluted net income per share. The following table sets forth a reconciliation of the numerators and denominators used to compute basic and diluted net income per share.

	Year Ended			Nine Months Ended
	March 31, 2017			December 31, 2017
	Net income attributable to HLI	Weighted-Average Shares	Per share amount	Net income attributable to HLI	Weighted-Average Shares	Per share amount
Basic EPS of Class A common stock	$19,042	20,815,059	$0.91	$7,179	21,318,720	$0.34
Adjustment to net income:
Assumed exercise and vesting of employee awards	144			145
Effect of dilutive securities:
Assumed exercise and vesting of employee awards		509,172			628,615
Diluted EPS of Class A common stock	$19,186	21,324,231	$0.90	$7,324	21,947,335	$0.33

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock before and after giving effect to this offering and the application of the proceeds from our issuance and sale of Class A common stock as described under “Use of Proceeds” by:

•	each person known to us to beneficially own more than 5% of our Class A common stock or our Class B common stock;

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each selling stockholder.
The number of shares of Class A common stock and Class B common stock outstanding and percentage of beneficial ownership before this offering set forth below is computed on the basis of 19,279,807 shares of our Class A common stock and 27,935,255 shares of our Class B common stock issued and outstanding as of February 28, 2018. Beneficial ownership information after this offering and application of the use of proceeds is presented after giving effect to the issuance of 3,243,685 shares of Class A common stock in this offering and the application of proceeds to settle in cash the exchange of 1,890,701 Class B units (and the payment of par value upon cancellation of a corresponding number of shares of Class B common stock) and 1,352,984 Class C units of HLA. This presentation also reflects that certain of our directors, officers and principal stockholders, and/or their affiliates, are expected to participate in that exchange.
As described in “Prospectus Summary—Organizational Structure” and “Related-Party Transactions—The Reorganization—Exchange Agreement,” each Class B Holder and Class C Holder is entitled to have its Class B units or Class C units, as applicable, exchanged for Class A common stock on a one-for-one basis or, at our option, for cash. Each Class B Holder holds one share of Class B common stock for each Class B unit it beneficially owns. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of Class B units each Class B Holder owns prior to this offering. The number of shares of Class A common stock listed in the table below represents (i) shares of Class A common stock directly owned plus (ii) the number of Class C units each Class C Holder beneficially owns, and assumes no exchange of Class B units for Class A common stock. See “Prospectus Summary—Organizational Structure—Class A and Class B Common Stock.”
Under the terms of our exchange agreement, our directors, officers and members of senior management are eligible to exchange up to 33% of their Class B and Class C units in connection with this offering. However, Mr. Giannini, Mr. Rogers and Mr. Hirsch have advised us that they each intend to exchange no more than 15% of the Class B and Class C units in which they have a pecuniary interest in connection with this offering. We expect to settle those exchanges for cash using the proceeds of this offering. See “Use of Proceeds.”

As discussed in “Related-Party Transactions—Stockholders Agreement,” certain Class B Holders who are significant outside investors, members of management and significant employee owners entered into a stockholders agreement in connection with our IPO pursuant to which they agreed to vote all their shares of voting stock, including Class A and Class B common stock, together and in accordance with the instructions of HLAI on any matter submitted to our common stockholders for a vote. Because the parties to the stockholders agreement are a “group” under applicable securities laws, each party to the stockholders agreement is deemed to be a beneficial owner of all securities held by all other parties to the stockholders agreement. The below tables disregard shares owned by the group and list only common stock in which the listed stockholder has a pecuniary interest. The group files reports on Schedule 13D periodically as required by law to disclose its holdings.
In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the exchange right described above, held by such person that are currently exercisable or will become exercisable within 60 days of the date of this prospectus, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for all persons listed in the table is: c/o Hamilton Lane Incorporated, One Presidential Blvd., 4th Floor, Bala Cynwyd, PA 19004.
Any selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act. Based upon the applicable facts and circumstances, including when and how each selling stockholder's respective shares of Class A common stock were acquired, none of the selling stockholders believes that it should be considered an “underwriter” within the meaning of such term under the Securities Act.

	Class A common stock owned before the offering		Class B common stock owned before the offering		Number of Shares of Class A common stock offered	% total voting power before the offering	% total economic interest in HLA before the offering	Class A Common stock owned after the offering if underwriters’ option is not exercised(1)			Class B Common stock owned after the offering if underwriters’ option is not exercised(1)			% total voting power after the offering if under- writers’ option is not exercised(1)	% total economic interest in HLA after the offering if under-writers’ option is not exercised(1)

Name of Beneficial Owner	Number	%	Number	%				Number		%	Number		%
Named Executive Officers and Directors:
Mario L. Giannini	146,854	1%	7,732,702	28%	—	25%	15%	146,854		1%	6,934,973	(2)	27%	24%	13%
Erik R. Hirsch	2,064,790	8%	1,417,861	5%	—	5%	6%	1,637,902	(3)	6%	1,417,861	(3)	5%	5%	6%
Hartley R. Rogers	183,115	1%	11,642,163	42%	—	38%	22%	183,115		1%	11,400,482	(4)	44%	40%	22%
Juan Delgado-Moreira	1,851,457	7%	—	—	446,315	1%	3%	1,405,142	(5)	5%	—		—	*	3%
David J. Berkman	25,000	*	—	—	—	*	*	25,000		*	—		—	*	*
O. Griffith Sexton	6,254	*	2,382,466	9%	—	8%	4%	6,254		*	1,578,880	(6)	6%	5%	3%
Leslie F. Varon	2,676	*	—	—	—	*	*	2,676		*	—		—	*	*
All executive officers and directors as a group (11 persons)	5,504,883	21%	24,179,775	87%	446,315	81%	55%	4,322,347		16%	22,336,779		86%	79%	50%

Other 5% Beneficial Owners:
HLA Investments, LLC(7)	—	—	15,793,178	57%	—	52%	29%	—		—	14,731,717		57%	51%	27%
HL Management Investors, LLC(8)	6,238,784	24%	5,357,574	19%	—	20%	22%	4,941,762		18%	4,763,919		18%	18%	18%
Wasatch Advisors, Inc.(9)	1,677,342	7%	—	—	—	1%	3%	1,677,342		6%	—		—	1%	3%
Federated Investors, Inc.(10)	1,218,645	5%	—	—	—	*	2%	1,218,645		4%	—		—	*	2%
TPG Group Holdings (SBS) Advisors, Inc.(11)	1,026,529	4%	—	—	—	*	2%	1,026,529		4%	—		—	*	2%
TimesSquare Capital Management, LLC(12)	999,100	4%	—	—	—	*	2%	999,100		4%	—		—	*	2%

Other Selling Stockholders:
Oakville Number Two Trust	1,250,015	5%	7	*	250,000	*	2%	1,000,015	(13)	4%	7	(13)	*	*	2%

* Represents beneficial ownership of less than 1%.

(1)    If the underwriters’ option is exercised in full, the common stock owned after the offering will be as follows:

	Common stock owned after the offering if underwriters’ option is exercised in full						% of total voting power after the offering if under-writers’ option is exercised in full	% total economic interest in HLA after the offering if under-writers’ option is exercised in full
	Class A			Class B
Name of Beneficial Owner	Number		%	Number		%
Named Executive Officers and Directors:
Mario L. Giannini	146,854		1%	6,789,627		26%	24%	13%
Erik R. Hirsch	1,560,123	(3)	6%	1,417,861	(3)	6%	6%	6%
Hartley R. Rogers	183,115		1%	11,356,448	(4)	44%	40%	21%
Juan Delgado-Moreira	1,405,142	(5)	5%	—		—	*	3%
David J. Berkman	25,000		*	—		—	*	*
O. Griffith Sexton	6,254		*	1,432,466	(6)	6%	5%	3%
Leslie F. Varon	2,676		*	—		—	*	*
All executive officers and directors as a group (11 persons)	4,188,207		15%	22,000,985		86%	79%	49%
Other 5% Beneficial Owners:
HLA Investments, LLC(7)	—		—	14,538,318		57%	51%	27%
HL Management Investors, LLC(8)	4,705,443		17%	4,655,755		18%	18%	17%
Wasatch Advisors, Inc.(9)	1,677,342		6%	—		—	1%	3%
Federated Investors, Inc.(10)	1,218,645		4%	—		—	*	2%
TPG Group Holdings (SBS) Advisors, Inc.(11)	1,026,529		4%	—		—	*	2%
TimesSquare Capital Management, LLC(12)	999,100		4%	—		—	*	2%

Other Selling Stockholders:
Oakville Number Two Trust	1,000,015	(13)	4%	7		*	*	2%

(2)
This consists of 2,992,518 shares beneficially owned directly by Mr. Giannini, 977,296 shares beneficially owned by a family trust, 2,579,104 shares beneficially owned by Hamilton Lane Advisors, Inc., which is an S-corporation that is wholly owned by Mr. Giannini, 102,423 shares beneficially owned by HL Management Investors, LLC (“HLMI”) in which Mr. Giannini has a pecuniary interest, and 283,632 shares beneficially owned by HLAI in which Mr. Giannini has a pecuniary interest. This number does not include, and Mr. Giannini disclaims beneficial ownership of, shares owned by HLMI and HLAI in which he does not have a pecuniary interest. See footnote 8.

(3)
This number includes shares beneficially owned by HLMI in which Mr. Hirsch has a pecuniary interest. This number does not include, and Mr. Hirsch disclaims beneficial ownership of, shares owned by HLMI in which he does not have a pecuniary interest.

(4)	This number represents the shares beneficially owned by HLAI in which Mr. Rogers has a pecuniary interest. HLAI is controlled by its managing member, which is an entity controlled by Mr. Rogers.

(5)	Mr. Delgado-Moreira is a Managing Director of HLA and serves as the head of our Asia business. He is participating in this offering as a selling stockholder.

(6)
This number consists of shares beneficially owned by HLAI. Mr. Sexton is the trustee of two family trusts that have a pecuniary interest in these shares, and he shares voting and dispositive power over these shares with Mrs. Barbara Sexton. This number does not include, and Mr. Sexton disclaims beneficial ownership of, shares beneficially owned by HLAI in which his affiliated trusts do not have a pecuniary interest.

(7)
HLAI is owned by an affiliate of Mr. Rogers, family trusts of Mr. Sexton, Mr. Giannini and other parties. Mr. Rogers controls the managing member of HLAI. Pursuant to the stockholders agreement, HLAI directs the votes of the voting group comprised of significant outside investors, members of management and significant employee owners. The voting group beneficially owns 36,948,717 shares of Class A common stock as reported in its Schedule 13D filed on March 16, 2017.

(8)	Certain of our executive officers and other senior employees beneficially own all or a portion of their shares of our common stock through HLMI.

(9)
Based solely on information reported in a Schedule 13G filed with the SEC on February 14, 2018 by Wasatch Advisors, Inc. As reported in such filing, Wasatch Advisors, Inc. has sole voting and dispositive power with respect to all 1,677,342 Class A shares, constituting approximately 9% of the Class A shares outstanding. Wasatch Advisors, Inc. is located at 505 Wakara Way, Salt Lake City, UT 84108. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated to reflect the exchange of Class C units into Class A common stock in the denominator.

(10)
Based solely on information reported in a Schedule 13G jointly filed with the SEC on February 14, 2018 by Federated Investors, Inc. (“Federated”), Voting Shares Irrevocable Trust, Thomas R. Donahue, Rhodora J. Donohue, and J. Christopher Donahue. As reported in such filing, Federated Investors, Inc. is the beneficial owner of 1,218,645 Class A shares, constituting approximately 6% of the Class A shares outstanding, with sole voting power and sole dispositive power with respect to all 1,218,645 shares. Thomas R. Donahue, Rhodora J. Donohue, and J. Christopher Donahue act as trustees of the Voting Shares Irrevocable Trust and disclaim beneficial ownership of such Class A shares. All of the shares are owned by investment advisory clients of Federated. The Voting Shares Irrevocable Trust holds all of Federated’s outstanding voting stock. Federated Investors, Inc. is located at Federated Investors Tower, Pittsburgh, PA 15222. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated to reflect the exchange of Class C units into Class A common stock in the denominator.

(11)
Based solely on information reported in a Schedule 13G/A jointly filed with the SEC on February 14, 2018 by TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”), David Bonderman and James G. Coulter. As reported in such filing, Group Advisors is the beneficial owner of 1,026,529 Class A shares, constituting approximately 5% of the Class A shares outstanding, with shared voting power and shared dispositive power with respect to all 1,026,529 shares. Messrs. Bonderman and Coulter disclaim beneficial ownership of such Class A shares except to the extent of their pecuniary interest therein. Group Advisors is located at c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated to reflect the exchange of Class C units into Class A common stock in the denominator.

(12)
Based solely on information reported in a Schedule 13G filed with the SEC on February 14, 2018 by TimesSquare Capital Management, LLC (“TimesSquare”). As reported in such filing, TimesSquare is the beneficial owner of 999,100 Class A shares, constituting approximately 5% of the Class A shares outstanding, with sole voting power with respect to 994,600 shares and sole dispositive power with respect to all 999,100 shares. All of the shares are owned by investment advisory clients of TimesSquare, and such clients have the right to receive dividends and proceeds from the sale of such shares. TimesSquare is located at 7 Times Square, 42nd Floor, New York, NY 10036. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated to reflect the exchange of Class C units into Class A common stock in the denominator.

(13)	Oakville Number Two Trust is a member of HLAI. See footnote 8.

RELATED-PARTY TRANSACTIONS
The Reorganization
In connection with the Reorganization, HLA amended its operating agreement and we and the other parties thereto entered into the tax receivable agreement, the exchange agreement, the stockholders agreement and the registration rights agreement, and we acquired from legacy members of HLA certain membership interests using a portion of the proceeds of the IPO, and, in some cases, in exchange for our Class A common stock, and issued Class B common stock to certain continuing members of HLA. From time to time following the IPO, HLA members may exchange membership interests in HLA for shares of our Class A common stock or, at our election, for cash, on an ongoing basis.
The following are summaries of certain provisions of our related-party agreements, which are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore encourage you to review the agreements in their entirety. Copies of the agreements and any applicable amendments have been filed with the SEC and are included or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and are available electronically on the website of the SEC at www.sec.gov.
HLA Operating Agreement
In connection with the IPO and the Reorganization, the members of HLA amended and restated the limited liability company operating agreement of HLA (as amended to date, the “HLA Operating Agreement”). We hold all of the Class A units in HLA, and serve as its managing member, and thus control all of the business and affairs of HLA and its subsidiaries. Holders of Class B units and Class C units generally do not have voting rights under the HLA Operating Agreement.
Class A units, Class B units and Class C units have the same economic rights per unit. Accordingly, the holders of our Class A common stock (through us), the Class B Holders and the Class C Holders hold approximately 34.5%, 53.1% and 12.4%, respectively, of the economic interests in our business. Following this offering, the holders of our Class A common stock (through us), the Class B Holders and the Class C Holders will hold approximately 40.7%, 49.5% and 9.8%, respectively, of the economic interests in our business (or 41.8%, 48.9% and 9.3%, respectively, if the underwriters exercise their option to purchase additional shares of Class A common stock in full).
We do not intend to cause HLA to issue additional Class B units (and consequently, we do not intend to issue additional shares of Class B common stock) or Class C units in the future, other than as described below.
Net profits and net losses of HLA are allocated, and distributions by HLA will be made, to its members pro rata in accordance with the number of membership units of HLA they hold. HLA will make distributions to the holders of its membership units, which include us, for the purpose of funding tax obligations in respect of HLA that are allocated to them. However, HLA may not make tax distributions to its members if doing so would violate any agreement to which it is then a party.
At any time we issue a share of our Class A common stock for cash, the net proceeds received by us will be promptly used to acquire a Class A unit unless used to settle an exchange of a Class B unit or Class C unit for cash. At any time we issue a share of our Class A common stock upon an exchange of a Class B unit or Class C unit or settle such an exchange for cash, described below under “—Exchange Agreement,” we will contribute the exchanged unit to HLA and HLA will issue to us a Class A unit. At any time we issue a share of our Class A common stock pursuant to any of our equity plans, we will contribute to HLA all of the proceeds that we receive (if any) and HLA will issue to us an equal number of its Class A units, having the same restrictions, if any, as are attached to the shares of Class A common stock issued under the plan. If we issue other classes or series of our equity securities, HLA will issue to us an equal amount of equity securities of HLA with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we retire any shares of our Class A common stock (or our equity securities of other classes or series) for cash, HLA will, immediately prior to such retirement, redeem an equal number of Class A units (or its equity securities of the corresponding classes or series) held by us, upon the same terms and for the same price, as the shares of our Class A common stock (or our equity securities of such other classes or series) are retired. In addition, membership units of HLA, as well as our common stock, will be subject to equivalent stock splits, dividends, reclassifications and other subdivisions.
Class A units may be issued only to us, the managing member of HLA, and are non-transferable. Class B units and Class C units may be issued only to give effect to changes in our common stock as described above. The sole distinction between Class B units and Class C units is that the Class C Holders did not receive any shares of our Class B common stock in respect of their Class C units. Class B units and Class C units may not be transferred, except with our consent or to a permitted transferee, subject to such conditions as we may specify. In addition, Class B Holders may not transfer any Class B units to any person unless he, she or it transfers an equal number of shares of our Class B common stock to the same transferee.
Under the HLA Operating Agreement, we can require the holders of Class B units and Class C units to sell all of their interests in HLA into certain acquisitions of HLA and, in some circumstances, those holders may require us to include some or all of those interests in such a transaction.
We have the right to determine when distributions will be made to holders of units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, such distribution will be made to the holders of Class A units, Class B units and Class C units on a pro rata basis in accordance with the number of units held by such holder.
The holders of units, including us, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of HLA. Net profits and net losses of HLA will generally be allocated to holders of units (including us) on a pro rata basis in accordance with the number of units held by such holder. The HLA Operating Agreement provides for quarterly cash distributions, which we refer to as “tax distributions,” to the holders of the units. Generally, tax distributions are computed by first determining the tax amount of each holder of units, which amount will generally equal the taxable income allocated to each holder of units (with certain adjustments) and then multiplying that income by an assumed tax rate, which is the highest combined U.S. federal and applicable state and local tax rate applicable to any natural person residing in, or corporation doing business in, New York City or San Francisco, California. HLA then determines an aggregate tax distribution amount by reference to the highest unitholder’s tax amount on a per unit basis and, subject to certain limitations, will distribute that aggregate amount to holders of units based on their respective tax amounts for the period covered by the distribution; in February 2018, we amended the HLA Operating Agreement to clarify that tax distributions would be made according to tax amounts for the relevant period rather than percentage interest on the date of distribution. The pro rata distribution amounts will also be increased to the extent necessary, if any, so that the amount distributed to us is sufficient to enable us to pay our actual tax liabilities and our other expenses and costs (including amounts payable under the tax receivable agreement).
The HLA Operating Agreement provides that HLA may elect to apply an allocation method with respect to certain HLA investment assets that are held at the time of the closing of this offering that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to us and corresponding items of gain being specially allocated to the other members of HLA. In conjunction therewith, the tax receivable agreement provides that we will pay over to the other HLA members 85% of the net tax savings to us attributable to those tax losses.
The HLA Operating Agreement provides that it may be amended, supplemented, waived or modified by us in our sole discretion without the approval of any other holder of units, except that no amendment can adversely affect the rights of a holder of any class of units without the consent of holders of a majority of the units of such class.
Tax Receivable Agreement
We used a portion of the proceeds from our IPO to purchase membership units of HLA from certain of the legacy direct and indirect members of HLA. In addition, the legacy direct and indirect members of HLA may exchange their Class C or Class B units for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. When a Class B unit is exchanged for a share of our Class A common stock, a corresponding share of our Class B common stock will automatically be redeemed by us at par value and canceled. We intend to use the proceeds from our sale of shares of Class A common stock in this offering to settle in cash exchanges of Class B units (along with payment of the par value of a corresponding number of redeemed shares of Class B common stock) and Class C units of HLA by certain of its members. As a result of the initial purchase, the exchange taking place in connection with this offering and any subsequent exchanges, we are entitled to a proportionate share of the existing tax basis of the assets of HLA. In addition, HLA has in effect an election under Section 754 of the Code, which has resulted, and may in the future result, in increases to the tax basis of the assets of HLA. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets.
In connection with the IPO and the Reorganization, we entered into a tax receivable agreement with the legacy members of HLA. The agreement requires us to pay to such members (or their owners) 85% of the amount of tax savings, if any, that we realize (or are deemed to realize in the case of an early termination payment, a change in control or a material breach by us of our obligations under the tax receivable agreement, as discussed below) as a result of any possible increases in tax basis described above and of certain other tax benefits attributable to payments under the tax receivable agreement itself. In addition, the HLA Operating Agreement provides that HLA may elect to apply an allocation method with respect to certain HLA investment assets that were held at the time of the closing of our IPO that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to HLI and corresponding items of gain being specially allocated to the other members of HLA. In conjunction therewith, the tax receivable agreement provides that HLI will pay over to the other HLA members 85% of the net tax savings to HLI attributable to those tax losses. These are our obligations and not obligations of HLA. For purposes of the tax receivable agreement, the benefit deemed realized by us is computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no such increase to the tax basis of the assets of HLA, and had we not entered into the tax receivable agreement. The tax receivable agreement became effective immediately upon the consummation of our IPO and will remain in effect until all such tax benefits have been utilized or expired, unless the agreement is terminated early, as described below. We believe that a substantial portion of the intangible assets, including goodwill, of HLA at the time of the IPO, and at the time of this offering, that are allocable to the membership units of HLA acquired or deemed acquired in taxable transactions by us from legacy direct or indirect members of HLA, are amortizable for tax purposes. We and our stockholders retain the remaining 15% of the tax benefits that we realize or are deemed to realize. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including:

•
the timing of purchases or exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of HLA at the time of each purchase or exchange;

•
the price of shares of our Class A common stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of HLA is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;

•	the extent to which such purchases or exchanges are taxable—if an exchange or purchase is not taxable for any reason, increased tax deductions will not be available;

•
the amount and timing of our income—we expect that the tax receivable agreement will require us to pay 85% of the deemed benefits as and when deemed realized. If we do not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in future tax years. The utilization of any such tax attributes will result in payments under the tax receivable agreement; and

•
tax rates in effect at the time that we realize the relevant tax benefits—for instance, the recent reduction in the federal corporate income tax rate from a top graduated marginal tax rate of 35% to a 21% flat tax rate.

The payments that we may make under the tax receivable agreement could be substantial.
We have the right to terminate the tax receivable agreement, in whole or, in certain circumstances, in part, at any time. In addition, the tax receivable agreement will terminate early upon certain mergers or consolidations or other changes of control or if we materially breach our obligations under the tax receivable agreement. If we exercise our right to terminate the tax receivable agreement, or if the tax receivable agreement is terminated early in accordance with its terms, our payment obligations under the tax receivable agreement will be accelerated and will become due and payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on a discount rate equal to the lesser of (x) 7.5% and (y) LIBOR plus 400 basis points and on certain assumptions, including that (i) we will have sufficient taxable income to use in full the deductions arising from any increased tax basis and (ii) except in the case of a partial termination, all Class B units and Class C units outstanding on the termination date are deemed to be exchanged on the termination date. As a result, we could be required to make payments under the tax receivable agreement that are substantial and in excess of our actual cash tax savings. See “Risk Factors—Risks Related to Our Organizational Structure and This Offering—In certain circumstances, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual tax benefits we realize.”
Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the tax receivable agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.
Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of LIBOR plus 500 basis points. Because of our structure, our ability to make payments under the tax receivable agreement is dependent on the ability of HLA to make distributions to us. The ability of HLA to make such distributions will be subject to, among other things, restrictions in the Term Loan and Security Agreement and Revolving Loan and Security Agreement entered into on August 23, 2017 by and between HLA and First Republic Bank, copies of which have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. If we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid.
Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the IRS to challenge a tax basis increase, we will not, in the event of such a challenge, be reimbursed for any payments previously made under the tax receivable agreement (although we would reduce future amounts otherwise payable under the tax receivable agreement). No assurance can be given that the IRS will agree with the allocation of value among our assets or that sufficient subsequent payments under the tax receivable agreement will be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefit that we actually realize in respect of the increases in tax basis resulting from our purchases or exchanges of membership units of HLA and certain other tax benefits related to our entering into the tax receivable agreement.
Exchange Agreement
In connection with the IPO and the Reorganization, we entered into an exchange agreement with the other members of HLA that entitles those members (and certain permitted transferees thereof, including the beneficial owners of the Class B units and Class C units) to exchange their Class C units, and their Class B units together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash. In February 2018, the parties to the exchange agreement amended it to facilitate cash settlements using the proceeds of offerings such as this one.
The exchange agreement permits those members to exercise their exchange rights subject to certain timing and other conditions. In particular, exchanges by our senior management and other senior employees are subject to timing and volume limitations: no exchanges are permitted until February 28, 2018, the first anniversary of the effective date of the registration statement filed in connection with our IPO, and then exchanges may not exceed one-third of their original holdings prior to the second anniversary and two-thirds of their original holdings prior to the third anniversary. After the third anniversary of the effective date, these limitations expire. These limitations do not apply to exchanges by our other employees who own Class B units or Class C units or holders who may sell freely under Rule 144, subject to compliance with our corporate policies, including periodic blackout periods imposed by us.

In addition, the exchange agreement provides that an owner does not have the right to exchange Class B units or Class C units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with HLA to which the owner is subject. We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that HLA is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.
Any beneficial holder exchanging Class B units must ensure that the applicable Class B Holder delivers a corresponding number of shares of Class B common stock to us for redemption and cancellation as a condition of exercising its right to exchange Class B units for shares of our Class A common stock. When a Class B unit or Class C unit is surrendered for exchange, it will not be available for reissuance.
Stockholders Agreement
Certain Class B Holders who are significant outside investors, members of management and significant employee owners entered into a stockholders agreement with the Company and HLA in connection with the IPO and the Reorganization pursuant to which they agreed to vote all their shares of voting stock, including Class A and Class B common stock, together and in accordance with the instructions of HLAI on any matter submitted to our common stockholders for a vote.
Under the stockholders agreement, these holders agreed to take all necessary action, including casting all votes such members are entitled to cast at any annual or special meeting of stockholders, so as to ensure that the composition of our board of directors and its committees complies with the provisions of the stockholders agreement related to the composition of our board of directors, which are discussed under Part III, Item 10, “Management—Composition of the Board of Directors” of the 2017 Form 10-K incorporated by reference in this prospectus.
Following this offering, HLAI will hold approximately 51.1% (or 51.0% if the underwriters exercise their option to purchase additional shares of Class A common stock in full) of the aggregate voting power of our Class A common stock and Class B common stock. Following this offering, the parties to the stockholders agreement will collectively hold 91.3% (or 91.0% if the underwriters exercise their option to purchase additional shares of Class A common stock in full) of the aggregate voting power of our Class A common stock and Class B common stock. The governing documents of HLAI require generally the approval of two of Messrs. Giannini, Rogers, and Sexton for those votes to be cast in favor of certain fundamental actions, including a material acquisition, an increase in our authorized capital, and an issuance of preferred stock. Otherwise, HLAI is controlled by its managing member, an entity controlled by Mr. Rogers. As a result of these arrangements, HLAI, its current members, and their permitted transferees control the outcome of any such matters that are submitted to our stockholders for the foreseeable future.
Registration Rights Agreement
In connection with the IPO and the Reorganization, we entered into a registration rights agreement with certain Class B Holders who are significant outside investors, members of management and significant employee owners. The registration rights agreement provides these holders with certain registration rights whereby, at any time following the first anniversary of our IPO, these holders will have the right to require us to register under the Securities Act the shares of Class A common stock issuable to them upon exchange of their Class B units or Class C units. The registration rights agreement also provides for piggyback registration rights for these holders, subject to certain conditions and exceptions.

Indemnification Agreements
Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation, provides that our directors will not be liable for monetary damages for breach of fiduciary duty.
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.
Directed Share Program
In connection with our IPO, the underwriters reserved a certain amount of shares of our Class A common stock for sale in the IPO to directors, officers, employees and other related individuals (the “Directed Share Program”). David Berkman participated in the Directed Share Program, in his capacity as a private investor, and purchased 25,000 shares of our Class A common stock for his personal account at the IPO price of $16.00 per share, for a total of $400,000. Mr. Berkman subsequently joined our board of directors in May 2017.

Related-Party Transaction Approval Policy
Our audit committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties. Our audit committee has adopted a formal Related-Party Transaction Policy, pursuant to which the audit committee reviews all transactions in which we and our executive officers, directors (including director nominees) and stockholders owning in excess of 5% of our Class A common stock or their immediate family members are participants. The audit committee must approve or ratify any related-party transaction for it to be consummated or continue.

The audit committee reviews related-party transactions as they arise and are reported to the audit committee. The audit committee also reviews materials prepared by our board of directors and our executive officers to determine whether any related-party transactions have occurred that have not been reported. In reviewing any related-party transaction, the audit committee is to consider all relevant facts and circumstances, including the aggregate dollar value of the transaction, the related party’s relationship to us and interest in the transaction, and the benefits to us of the transaction. The audit committee determines, in its discretion, whether the proposed transaction is in the best interests of Hamilton Lane and our stockholders.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.
Our authorized capital stock consists of 300,000,000 shares of Class A common stock, par value $0.001 per share, 50,000,000 shares of Class B common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. Assuming no exercise of the underwriters’ option to purchase additional shares, upon consummation of this offering, 22,523,492 shares of Class A common stock, 26,044,554 shares of Class B common stock and no shares of preferred stock will be outstanding. Unless our board of directors determines otherwise, we issue all shares of our Class A common stock and Class B common stock in uncertificated form.
Common Stock
Class A common stock
Our Class A common stock is our publicly traded stock. Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
Stockholders do not have the ability to cumulate votes for the election of directors. Our certificate of incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution, subject to the limited rights of the Class B common stock as described below.
Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.
Subject to the transfer and exchange restrictions set forth in the HLA Operating Agreement and the exchange agreement, Class B Holders or Class C Holders in HLA may exchange these units for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. When a Class B unit is exchanged, a corresponding share of our Class B common stock will automatically be redeemed by us at par value and canceled.
Class B common stock
Our Class B common stock was issued as part of the Reorganization to the holders of our Class B units, who are certain significant outside investors, members of management and significant employee owners. There is no trading market for the Class B common stock. Holders of our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders prior to a Sunset. After a Sunset becomes effective, holders of our Class B common stock will be entitled to one vote for each share held of record on all matters submitted to stockholders for a vote. See “Prospectus Summary—Organizational Structure—Class A and Class B Common Stock—Voting Rights.”
Holders of the Class B common stock are not entitled to dividends in respect of their shares of Class B common stock.
Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.
Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class B common stock will be entitled to receive out of our remaining assets available for distribution only the par value of the Class B common stock held by them, pro rata with distributions to the Class A common stock. In connection with an exchange of a Class B unit, the corresponding share of Class B common stock will be redeemed by us at par value and canceled.
Holders of our Class B common stock do not have preemptive, subscription or conversion rights, and the sole redemption right is the right to be redeemed upon an exchange of a Class B unit for a share of Class A common stock.
There will be no further issuances of Class B common stock except in connection with a stock split, stock dividend, reclassification or similar transaction. Class B common stock is not transferable independent of the corresponding Class B unit.
Preferred Stock
Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders.
The authority of our board of directors to issue preferred stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as the Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Anti-Takeover Effects of Provisions of Delaware Law and our Amended and Restated
Certificate of Incorporation and Bylaws
Certain provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
These provisions include:
Super Voting Stock. The Class A common stock and Class B common stock vote together on all matters on which stockholders are entitled to vote, except as set forth in our certificate of incorporation or required by applicable law. However, until a Sunset becomes effective, the Class B common stock has ten votes per share and the Class A common stock has one vote per share. Consequently, the holders of our Class B common stock have greater influence over decisions to be made by our stockholders, including the election of directors.
Action by Written Consent; Special Meetings of Stockholders. The DGCL permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation permits stockholder action by written consent so long as the Class B common stock represents a majority of the voting power of our outstanding common stock, and precludes stockholder action by written consent if and when the Class B common stock ceases to represent a majority of the voting power of our outstanding common stock. If permitted by the applicable certificate of designation, future series of preferred stock may take action by written consent. Our certificate of incorporation and our bylaws provide that special meetings of stockholders may be called only by the board of directors or the chairman of the board of directors, and only proposals included in our notice may be considered at such special meetings.
Election and Removal of Directors. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting. Directors may be removed, but only for cause, upon the affirmative vote of holders of at least 75% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, except that prior to a Sunset, directors may be removed, with or without cause, by the affirmative vote or consent of the holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors. In addition, the certificate of designation pursuant to which a particular series of preferred stock is issued may provide holders of that series of preferred stock with the right to elect additional directors. In addition, under our certificate of incorporation, our board of directors is divided into three classes of directors, each of which will hold office for a three-year term. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.
Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of Nasdaq. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “—Preferred Stock” and “—Authorized but Unissued Capital Stock” above.
Business Combinations with Interested Stockholders. In general, Section 203 of the DGCL, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.
We elected in our amended and restated certificate of incorporation not to be subject to Section 203. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that it provides that HLAI, its affiliates, groups that include HLAI, and certain of their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.
Other Limitations on Stockholder Actions. Our bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed; or

•	propose any other business to be brought before an annual or special meeting of stockholders.
Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary containing, among other things, the following:

•	the stockholder’s name and address;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership;

•	the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons

•	a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as borrowed or loaned shares, short positions, hedging or similar transactions

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting; and

•	any material interest of the stockholder in such business.
Our bylaws set out the timeliness requirements for delivery of notice.
In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.
Certain provisions of the HLA Operating Agreement could have the effect of deterring or facilitating a control transaction.
Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware; or

•	any transaction from which the director derived an improper personal benefit; or improper distributions to stockholders.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our Class A common stock is listed on Nasdaq under the symbol “HLNE”.

SHARES ELIGIBLE FOR FUTURE SALE
No prediction can be made as to the effect, if any, of future sales of shares, or the availability for future sales of shares, will have on the market price of our Class A common stock prevailing from time to time. Future sales of substantial amounts of our Class A common stock in the public market (including shares of Class A common stock issuable upon exchange of Class B units or Class C units), or the perception that such sales could occur, could harm the prevailing market price of our Class A common stock.
Upon completion of this offering we will have a total of 22,523,492 shares of our Class A common stock outstanding (or 23,114,493 shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full). All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for such shares that may be held or acquired by an “affiliate” of ours, which shares will be “restricted securities.” Under the Securities Act, an “affiliate” of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company. These restricted securities would be eligible for sale in the public market pursuant to Rule 144 promulgated under the Securities Act, which rule is described below.
In addition, upon consummation of this offering, the Class B Holders and Class C Holders, including members of our senior leadership team, will in the aggregate beneficially own 26,044,554 Class B units and 5,150,430 Class C units, respectively, in HLA. Pursuant to the terms of our amended and restated certificate of incorporation, the HLA Operating Agreement and the exchange agreement, the Class B Holders and Class C Holders may from time to time exchange such Class B units (and corresponding shares of Class B common stock) and Class C units in HLA for shares of our Class A common stock on a one-for-one basis, subject to exchange timing and volume limitations, customary conversion rate adjustments for stock splits, stock dividends and reclassifications, and our right to elect to settle exchanges in cash. These shares of Class A common stock will be “restricted securities,” as defined in Rule 144, although it is anticipated that the exchanging holders will be able to “tack” the holding period to the ownership of the exchanged units.

Lock-Up Arrangements
We, HLA, all of our directors and executive officers and certain of our beneficial owners have agreed that, without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, we and they will not, subject to specified exceptions, directly or indirectly, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock for a period of 90 days after the date of this prospectus. For additional information, see “Underwriting.” The beneficial owners of approximately 71% of the outstanding HLA interests as of February 26, 2018, prior to giving effect to this offering, have executed such lock-up agreements.
Rule 144
Affiliate Resales of Restricted Securities
A person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our Class A common stock for at least six months is entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 225,235 shares immediately after this offering; or

•	the average weekly trading volume of our Class A common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.
Non-Affiliate Resales of Restricted Securities
A person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our Class A common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the current public information requirement.
Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701
Rule 701 provides that the shares of our securities acquired pursuant to rights granted under a compensatory stock or option plan or other written agreement may be resold by persons, other than affiliates, 90 days after the effective date of the registration statement of which this prospectus forms a part subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its holding period requirement. However, none of the Rule 701 shares will be eligible for resale until the expiration of any lock-up provisions to which they are subject.
Equity Plan
We have filed a registration statement on Form S-8 under the Securities Act to register all shares of Class A common stock issued or issuable under our 2017 Equity Incentive Plan. This registration statement permits the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.
Registration Rights

After giving effect to this offering and assuming no exercise of the underwriters’ option to purchase additional shares from us, holders of 31,194,984 shares of our Class A common stock that are issuable upon exchange of Class B units and Class C units will be entitled to various rights with respect to the registration of such shares under the Securities Act. Registration of these shares would result in them becoming freely tradable in the open market unless restrictions apply. See “Related-Party Transactions—The Reorganization—Registration Rights Agreement” in our 2017 Form 10-K incorporated by reference to this prospectus.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF CLASS A COMMON STOCK
The following discussion is a summary of the material U.S. federal tax consequences of an investment in our Class A common stock by a Non-U.S. Holder (as defined below). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their special circumstances or to taxpayers subject to special tax rules (including, but not limited to, a “controlled foreign corporation,” “passive foreign investment company,” company that accumulates earnings to avoid U.S. federal income tax, tax-exempt organization, financial institution, broker or dealer in securities or former U.S. citizen or resident). Except as specifically provided herein, this discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation or any aspect of state, local or foreign taxation. In addition, this discussion deals only with U.S. federal income tax consequences to a Non-U.S. Holder that holds our Class A common stock as a capital asset.
This summary is based on current U.S. federal income tax law, which is subject to change, possibly with retroactive effect.
A “Non-U.S. Holder” is a beneficial owner of our Class A common stock that is an individual, corporation, trust or estate that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership holds our Class A common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our Class A common stock should consult its tax advisor concerning the U.S. federal income and other tax consequences of investing in our Class A common stock.
This summary is included herein as general information only. Accordingly, each prospective purchaser of our Class A common stock is urged to consult its tax advisor with respect to U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our Class A common stock.
Distributions
The distributions that we make with regard to our Class A common stock will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a Non-U.S. Holder of our Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. If the amount of a distribution exceeds our current or accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of a Non-U.S. Holder’s tax basis in its shares of our Class A common stock, and thereafter will be treated as gain from the disposition of the Non-U.S. Holder’s shares of Class A common stock. A Non-U.S. Holder that does not timely furnish the required documentation, but is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.
Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and, if such Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), that are attributable to a permanent establishment (or, for an individual, a fixed base) maintained by such Non-U.S. Holder within the United States are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. In order for its effectively connected dividends to be exempt from the withholding tax described above, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Dividends received by a Non-U.S. Holder that is a corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Sale or Disposition of Common Stock
Subject to the discussion below under “—Additional Withholding Tax on Payments Made to Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange or other taxable disposition of shares of our Class A common stock, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States; (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held shares of our Class A common stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation. If we were or were to become a United States real property holding corporation at any time during the applicable period, however, any gain recognized on a disposition of our Class A common stock by a Non-U.S. Holder that did not own (directly, indirectly or constructively) more than 5% of our Class A common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).
An individual Non-U.S. Holder who is subject to U.S. federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of disposition is taxed on its gains (including gains from the disposition of our common stock and net of applicable U.S. source losses from dispositions of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other Non-U.S. Holders subject to U.S. federal income tax with respect to any gain recognized on the disposition of our common stock generally will be taxed on any such gain on a net income basis at applicable graduated U.S. federal income tax rates and, in the case of foreign corporations, the branch profits tax discussed above generally may apply.
U.S. Federal Estate Tax
Shares of Class A common stock owned or treated as owned by an individual Non-U.S. Holder at the time of such person’s death will be included in such holder’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.
Information Reporting Requirements and Backup Withholding
In certain circumstances, the amount of dividends or proceeds paid to a Non-U.S. Holder, the name and address of the Non-U.S. Holder and the amount of tax, if any, withheld may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. A Non-U.S. Holder may be required to provide proper certification (usually on a Form W-8BEN or Form W-8BEN-E, as applicable) to establish that the Non-U.S. Holder is not a U.S. person or otherwise qualifies for an exemption in order to avoid backup withholding tax with respect to our payment of dividends on, or the proceeds from the disposition of, our Class A common stock. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Each Non-U.S. Holder should consult its tax advisor regarding the application of the information reporting rules and backup withholding to it.

Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated hereunder and other official guidance (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Future Treasury Regulations or other official guidance may modify these requirements.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of our Class A common stock in respect of amounts withheld.

UNDERWRITING
We and the selling stockholders are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers of this offering and as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC	1,573,045
Morgan Stanley & Co. LLC	1,573,045
Goldman Sachs & Co. LLC	394,000
Keefe, Bruyette & Woods, Inc.	197,000
Wells Fargo Securities, LLC	197,000
Freeman & Co. Securities LLC	5,910
Total	3,940,000
The underwriters are committed to purchase all the shares of Class A common stock offered by us and the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.
The underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.87338 per share. After the initial offering of the shares to the public, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to 591,001 additional shares of Class A common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us and the selling stockholders per share of Class A common stock. The underwriting fee is $1.455625 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercised	With full option to purchase additional shares exercised
Per Share	$1.455625	$1.455625
Total paid by us	$4,721,589	$5,581,865
Total paid by selling stockholders	$1,013,574	$1,013,574
We and the selling stockholders estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $0.5 million and are payable by HLA. We will bear the costs associated with the sale of Class A common stock by the selling stockholders, other than underwriting discounts and commissions. We have agreed to reimburse the underwriters for certain expenses of approximately $20,000 in connection with the qualification of the offering of the Class A common stock with the Financial Industry Regulatory Authority, Inc.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We and HLA have agreed that for a period of 90 days after the date of this prospectus, we and HLA will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities, or any membership interest in Hamilton Lane, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, other than:

a.	the shares to be sold in this offering (including the underwriters’ option to purchase additional shares);

b.
the issuance of common stock by us and the transfer of membership units by HLA pursuant to the exchange agreement, provided that the recipients of such of our common stock or membership units pursuant to this clause (b) agree to be bound in writing by an agreement of the same duration and terms as provided in this paragraph and provided, further, that no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on (i) a Form 4 or Schedule 13D filed in connection with (x) the sale of shares in this offering or (y) an increase in shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock held by us, in each case, as required by applicable law, or (ii) a Form 5, Schedule 13D or Schedule 13G, in each case, in accordance with applicable law and made after the expiration of the restricted period referred to above);

c.
any shares of our common stock issued upon the exercise of options granted under our equity compensation plans, provided, that if the recipient of any such shares of our common stock has previously delivered a “lock-up” agreement to J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC substantially in the form provided in the underwriting agreement, such shares of common stock will be subject to the terms of such lock-up;

d.	the issuance by us of shares of Class A common stock, options to purchase shares of Class A common stock, or other equity awards pursuant to our equity compensation plans;

e.	the filing by us of a registration statement on Form S-8 or a successor form thereto relating to our equity compensation plans;

f.
the sale or issuance or entry into an agreement to sell or issue shares of Class A common stock in connection with our acquisition of one or more businesses, products or technologies (whether by means of merger, stock purchase, asset purchase or otherwise) or in connection with joint ventures, commercial relationships or other strategic transactions; provided that the aggregate number of shares of Class A common stock that we may sell or issue or agree to sell or issue pursuant to this clause shall not exceed 10% of the total number of shares of common stock issued and outstanding immediately following the consummation of this offering, provided, further, that the recipients of such shares of common stock pursuant to this clause agree to be bound in writing by an agreement of the same duration and terms as provided in this paragraph.

Our directors, executive officers and beneficial owners of approximately 71% of our common stock have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities for a period of 90 days after the date of this prospectus (such period, the “Restricted Period”), may not, without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers and stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, in each case other than:

a.	Class A common stock, if any, to be sold by such directors, executive officers and stockholders in this offering pursuant to the underwriting agreement;

b.	transfers of shares of common stock or other securities acquired in open market transactions after the completion of this offering;

c.	transfers of shares of common stock as a bona fide gift or gifts;

d.	any transfer of shares of common stock by will or pursuant to the laws of descent and distribution;

e.
any transfer to the spouse, parent, child, sibling, grandchild or first cousin, including any such relationship by marriage or legal adoption (each, an “immediate family member”) of such director, executive officer or stockholder, or a domestic trust created for the sole benefit of such director, executive officer or stockholder or any immediate family member thereof;

f.	any transfer from a trust described in the clause directly above to such director, executive officer or stockholder;

g.
the receipt by such director, executive officer or stockholder from us of shares of common stock upon the exercise of options or any transfer of common stock or securities convertible into common stock to us upon the exercise of options to purchase our securities on a “cashless” or “net exercise” basis or for the purpose of satisfying any withholding taxes due as a result of the exercise of such options or the lapse of vesting restrictions; provided, that any such purchased shares of common stock or securities convertible into common stock and such vested shares of common stock will be subject to the restrictions described herein;

h.
transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of common stock involving a “change of control” of us; provided, that if such change of control is not consummated, such shares of common stock or securities convertible into or exercisable or exchangeable for common stock shall remain subject to all of the restrictions set forth herein (for the purposes of this clause, a “change of control” being defined as any bona fide third-party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% of total voting power of the voting stock of us);

i.
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the Restricted Period;

j.
distributions of shares of common stock to members, limited partners, affiliates (as defined in Rule 405 promulgated under the Securities Act) or stockholders of such director, executive officer or stockholder; or

k.	transfers of common stock or such other securities to us or any of our affiliates as permitted under the exchange agreement;
provided that in the case of any transfer or distribution pursuant to clause (b) through (j), each recipient, transferee, donee or distributee shall execute and deliver to J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC a lock-up letter and provided, further, that in the case of any transfer or distribution pursuant to clause (b) through (k), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on (i) a Form 4 or Schedule 13D filed in connection with (x) the sale of shares in this offering, (y) an increase in shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock held by such director, executive officer or stockholder, in each case, as required by applicable law or (z) the forfeiture of shares to us for purposes of satisfying withholding taxes pursuant to clause (g) above, or (ii) a Form 5, Schedule 13D or Schedule 13G, in each case, in accordance with applicable law, and made after the expiration of the Restricted Period referred to above).

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
Our Class A common stock is listed on Nasdaq under the symbol “HLNE”.
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over–the–counter market or otherwise.
In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on Nasdaq prior to the pricing and completion of this offering. Passive market making consists of displaying bids on Nasdaq no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions
Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Prohibition of Sales to European Economic Area Retail Investors
 The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Directive:
(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or
(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Class A common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
We, our representatives and our affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of this offering may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of our Class A common stock, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
In addition, in the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this prospectus relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Canada
The Class A common stock may be sold in Canada only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of shares of the Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
The validity of the Class A common stock will be passed upon for us by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
The consolidated financial statements of Hamilton Lane Incorporated as of March 31, 2017 and 2016, and for each of the three years in the period ended March 31, 2017, incorporated by reference in this prospectus and the registration statement of which this prospectus is a part, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
INFORMATION INCORPORATED BY REFERENCE
We “incorporate by reference” certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed with the SEC on June 27, 2017;

•	our definitive proxy statement on Schedule 14A, filed with the SEC on August 10, 2017;

•
our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2017, September 30, 3017 and December 31, 2017, filed with the SEC on August 10, 2017, November 13, 2017 and February 9, 2018, respectively;

•	our Current Reports on Form 8-K filed with the SEC on May 30, 2017, August 25, 2017 and September 20, 2017; and

•
the description of our Class A common stock as set forth in our registration statement on Form 8-A (File. No. 001-38021), filed with the SEC on February 27, 2017, pursuant to Section 12(b) of the Exchange Act.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:
Hamilton Lane Incorporated
One Presidential Boulevard, 4th Floor
Bala Cynwyd, PA 19004

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. Such reports and other information filed by us with the SEC are available free of charge on our website at ir.hamiltonlane.com when such reports are made available on the SEC's website. The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC, upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is www.sec.gov.

3,940,000 shares
CLASS A COMMON STOCK

Prospectus

J.P. Morgan		Morgan Stanley

Goldman Sachs & Co. LLC	Keefe, Bruyette & Woods A Stifel Company	Wells Fargo Securities

Freeman & Co. Securities

February 28, 2018
Through and including March 25, 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligations to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.